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                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     DISCOVERY PARTNERS INTERNATIONAL, INC.,

                                DPII NEWCO, LLC,

                        AXYS ADVANCED TECHNOLOGIES, INC.

                                       AND

                           AXYS PHARMACEUTICALS, INC.





                              DATED APRIL 11, 2000


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                               TABLE OF CONTENTS

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Article I DEFINITIONS.......................................................................      1

        1.1    Defined Terms................................................................      1

        1.2    Construction of Certain Terms and Phrases....................................     10

Article II MERGER; CLOSING..................................................................     10

        2.1    The Merger...................................................................     10

        2.2    Effective Time...............................................................     10

        2.3    Certificate of Incorporation.................................................     10

        2.4    Bylaws.......................................................................     11

        2.5    Directors....................................................................     11

        2.6    Officers.....................................................................     11

        2.7    Conversion of Stock..........................................................     11

        2.8    Exchange of Company Shares and Mergersub Shares in the Merger................     12

        2.9    Options and Warrants.........................................................     12

        2.10   Dissenting Shares............................................................     13

        2.11   Contribution of Assets by Axys...............................................     13

        2.12   Intentionally Left Blank ....................................................     13

        2.13   Intentionally Left Blank.....................................................     13

        2.14   Closing......................................................................     13

        2.15   Further Assurances...........................................................     16

Article III REPRESENTATIONS AND WARRANTIES OF AXYS..........................................     17

        3.1    Organization of the Company..................................................     17

        3.2    Capital Stock of the Company.................................................     17

        3.3    Ownership of Shares..........................................................     17

        3.4    Authority of Axys............................................................     17
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        3.5    Authority of the Company.....................................................     18

        3.6    No Conflicts.................................................................     18

        3.7    Consents and Governmental Approvals and Filings..............................     19

        3.8    Books and Records............................................................     19

        3.9    Financial Statements.........................................................     19

        3.10   Absence of Changes...........................................................     20

        3.11   No Undisclosed Liabilities...................................................     20

        3.12   Tangible Personal Property...................................................     20

        3.13   Benefit Plans; ERISA.........................................................     20

        3.14   Real Property................................................................     21

        3.15   Intellectual Property Rights.................................................     22

        3.16   Proprietary Information of Third Parties.....................................     24

        3.17   Litigation...................................................................     24

        3.18   Compliance with Law..........................................................     24

        3.19   Contracts....................................................................     25

        3.20   Environmental Matters........................................................     26

        3.21   Inventory....................................................................     28

        3.22   Plants, Buildings, Structures, Facilities and Equipment......................     28

        3.23   Insurance....................................................................     28

        3.24   Taxes........................................................................     29

        3.25   Labor and Employment Relations...............................................     31

        3.26   Certain Employees............................................................     31

        3.27   Absence of Certain Changes...................................................     32
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        3.28   Customers/Supplier...........................................................     34

        3.29   Necessary Property...........................................................     34

        3.30   Bank Accounts................................................................     34

        3.31   Permits......................................................................     35

        3.32   Brokers......................................................................     35

        3.33   Year 2000 Compliance.........................................................     35

        3.34   Insider Interests and Affiliate Transactions.................................     36

        3.35   Material Misstatements and Omissions.........................................     36

        3.36   Investment Intent............................................................     36

Article IV REPRESENTATIONS AND WARRANTIES OF DPII...........................................     36

        4.1    Organization of the Company..................................................     37

        4.2    Capital Stock of DPII........................................................     37

        4.3    [RESERVED]...................................................................     37

        4.4    [RESERVED]...................................................................     37

        4.5    Authority of DPII............................................................     37

        4.6    No Conflicts.................................................................     38

        4.7    Consents and Governmental Approvals and Filings..............................     38

        4.8    Books and Records............................................................     38

        4.9    DPII Financial Statements....................................................     39

        4.10   Absence of Changes...........................................................     39

        4.11   No Undisclosed Liabilities...................................................     39

        4.12   Tangible Personal Property...................................................     40

        4.13   Benefit Plans; ERISA.........................................................     40
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        4.14   Real Property................................................................     41

        4.15   Intellectual Property Rights.................................................     41

        4.16   Proprietary Information of Third Parties.....................................     43

        4.17   Litigation...................................................................     43

        4.18   Compliance with Law..........................................................     44

        4.19   Contracts....................................................................     44

        4.20   Environmental Matters........................................................     45

        4.21   Inventory....................................................................     46

        4.22   Plants, Buildings, Structures, Facilities and Equipment......................     47

        4.23   Insurance....................................................................     47

        4.24   Taxes........................................................................     47

        4.25   Labor and Employment Relations...............................................     49

        4.26   Certain Employees............................................................     50

        4.27   Absence of Certain Changes...................................................     50

        4.28   Customers/Supplier...........................................................     52

        4.29   Necessary Property...........................................................     52

        4.30   [reserved]...................................................................     52

        4.31   Permits......................................................................     52

        4.32   Brokers......................................................................     53

        4.33   Year 2000 Compliance.........................................................     53

        4.34   Insider Interests and Affiliate Transactions.................................     53

        4.35   Material Misstatements and Omissions.........................................     53

        4.36   Investment Intent............................................................     54
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Article V CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND AXYS.............................     54

        5.1    Representations, Warranties and Covenants....................................     54

        5.2    No Proceedings...............................................................     54

        5.3    Consents.....................................................................     54

        5.4    Closing Deliveries...........................................................     54

Article VI CONDITIONS TO THE OBLIGATIONS OF DPII AND MERGERSUB..............................     54

        6.1    Representations, Warranties and Covenants....................................     55

        6.2    No Proceedings...............................................................     55

        6.3    Consents.....................................................................     55

        6.4    Closing Deliveries...........................................................     55

Article VII COVENANTS OF THE PARTIES........................................................     55

        7.1    Covenants by Axys and DPII...................................................     55

        7.2    Covenants of the Company and Axys............................................     58

        7.3    Covenants of DPII............................................................     61

        7.4    Covenants of DPII and Mergersub..............................................     63

Article VIII ACTIONS BY THE PARTIES AFTER THE CLOSING.......................................     64

        8.1    Survival of Representations, Warranties, Etc.................................     64

        8.2    Indemnification..............................................................     64

        8.3    [reserved]...................................................................     69

        8.4    Further Assurances...........................................................     69

        8.5    Audited Financials ..........................................................     69

        8.6    Payments Received............................................................     70

Article IX CERTAIN TAX MATTERS..............................................................     70
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        9.1    Not Tax Free.................................................................     70

        9.2    Allocation of Merger Consideration...........................................     70

        9.3    Forms........................................................................     70

        9.4    Modification; Revocation.....................................................     71

        9.5    Consistent Treatment.........................................................     71

        9.6    Expenses Resulting from Section 338(h)(10) Elections.........................     71

        9.7    Tax Sharing Agreements.......................................................     71

        9.8    Tax Indemnity................................................................     71

        9.9    Mutual Cooperation...........................................................     73

        9.10   Contests.....................................................................     73

        9.11   Resolution of Disagreements Between Axys and DPII............................     73

        9.12   Survival of Obligations......................................................     74

Article X MISCELLANEOUS.....................................................................     74

        10.1   Termination..................................................................     74

        10.2   Notices......................................................................     75

        10.3   Entire Agreement.............................................................     76

        10.4   Waiver.......................................................................     76

        10.5   Amendment....................................................................     76

        10.6   No Third Party Beneficiary...................................................     76

        10.7   No Assignment; Binding Effect................................................     76

        10.8   Headings.....................................................................     77

        10.9   Severability.................................................................     77

        10.10  Governing Law................................................................     77
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        10.11  Consent to Jurisdiction and Forum Selection..................................     77

        10.12  Expenses.....................................................................     78

        10.13  Construction.................................................................     78

        10.14  Counterparts.................................................................     78


EXHIBITS

Exhibit A      -      Certificate of Incorporation
Exhibit B      -      Note
Exhibit C      -      Axys and Company Officer's Certificate
Exhibit D      -      DPII Officer's Certificate

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger ("Agreement") is made and entered into as of April 11, 2000, by and among Discovery Partners International, Inc., a California corporation ("DPII"), DPII Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of DPII ("Mergersub"), Axys Advanced Technologies, Inc., a Delaware corporation (the "Company"), and Axys Pharmaceuticals, Inc., a Delaware corporation ("Axys").

                                    RECITALS

        WHEREAS, the Company and Axys are engaged in the combinatorial chemistry business, including the design, production and sale of compounds and libraries produced through combinatorial chemistry methods and various activities in connection with such business (the "Business");

        WHEREAS, DPII owns all of the issued and outstanding member interests of Mergersub consisting of 1,000 "shares" (the "Mergersub Stock");

        WHEREAS, Axys owns 10,000,000 shares (the "Axys AAT Stock") out of the 10,006,250 shares of issued and outstanding common stock of the Company, $0.001 par value per share, which is the sole class of Company capital stock (the "Company Stock");

        WHEREAS, the Boards of Directors of Axys, the Company, DPII and Mergersub each have determined that it is in the best interests of their respective shareholders for Mergersub to merge (the "Merger") with and into the Company upon the terms and subject to the conditions set forth herein; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

        "AFFILIATE" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "AFFILIATED GROUP" has the meaning set forth in Section 3.24(h).

        "AGREEMENT" has the meaning set forth in the preamble hereto.

        "AKKADIX CLAIMS" has the meaning set forth in Section 8.2(a).

        "ASSETS AND PROPERTIES" and "ASSETS OR PROPERTIES" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, contract rights, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        "AXYS" has the meaning set forth in the preamble hereto.

        "AXYS AAT STOCK" has the meaning set forth in the third recital of this Agreement.

        "AXYS GROUP" has the meaning set forth in Section 8.2(b).

        "BENEFIT PLAN" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books, accounts, ledgers, other financial information, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

        "BUSINESS" has the meaning set forth in the first recital of this Agreement.

        "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of California or New York are authorized or obligated to close.

        "BYLAWS" has the meaning set forth in Section 2.4.

        "CASH" has the meaning set forth in Section 2.7(b).

        "CERTIFICATE OF INCORPORATION" has the meaning set forth in Section 2.3.

        "CLOSING" has the meaning set forth in Section 2.14(a).

        "CLOSING DATE" has the meaning set forth in Section 2.14(a).

        "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "COMPANY" has the meaning set forth in the preamble hereto.

        "COMPANY ASSETS AND PROPERTIES" and "COMPANY ASSETS OR PROPERTIES" means all Assets and Properties that are used, held for use or presently contemplated for use in the Business by the Company or Axys or any of its Affiliates, and are owned or leased by the Company or Axys or any of its Affiliates, including, without limitation, (i) all business plans, lists of customers and leads, employee evaluations, laboratory notebooks and other Intellectual Property and Confidential Information relating to the Business; (ii) all fixed assets, "on hand" assets that have been expensed under the Company's policies (hand tools, etc.), and leasehold improvements that are currently used by Company personnel relating to the Business; (iii) all chemical compound inventory and other inventory held by the Company or any Affiliate as of the Closing relating to the Business; (iv) any prepaid revenue relating to the Business; and (v) those patents and patent applications set forth on the Disclosure Schedule.

        "COMPANY INTELLECTUAL PROPERTY" means any Intellectual Property relating to the Company and the Business that is owned by or licensed to the Company or Axys or any of its Affiliates relating to the Business.

        "COMPANY REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 3.15(a).

        "COMPANY SHARES" has the meaning set forth in Section 2.7(b).

        "COMPANY STOCK" has the meaning set forth in the third recital of this Agreement.

        "COMPOUND SUPPLY AGREEMENT" has the meaning set forth in Section 2.14(b)(vii).

        "COMPUTER SYSTEMS" shall have the meaning set forth in Section 3.33.

        "CONFIDENTIAL INFORMATION" means all of the following (whether or not reduced to writing and whether or not patentable or protected by copyright): (i) any and all trade secrets concerning the business and affairs of a Person, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, compounds, strains, molecules, proteins, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, derivatives, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of a Person and any other information, however, documented, of a Person that is a trade secret within the meaning of any and all applicable state and federal trade secret laws; (ii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing.

        "CONSULTATION NOTICE" has the meaning set forth in Section 9.11.

        "CONTRIBUTION AGREEMENT" has the meaning set forth in Section 2.11.

        "DAMAGES" has the meaning set forth in Section 8.2(a).

        "DATE DATA" has the meaning set forth in Section 3.33.

        "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

        "DGCL" has the meaning set forth in Section 2.1.

        "DISCLOSURE SCHEDULE" means the disclosure schedule which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement delivered to DPII no later than the day of the signing of the Agreement.

        "DISSENTING SHARES" has the meaning set forth in Section 2.10.

        "DPII" has the meaning set forth in the preamble hereto.

        "DPII ASSETS AND PROPERTIES" means Assets and Properties that are used, held for use or presently contemplated for use in or related to the DPII Business by DPII or any of its Affiliates, that are owned or leased by DPII or any of its Affiliates, including, without limitation, all business plans, lists of customers and leads, employee evaluations, laboratory notebooks and other Intellectual Property and Confidential Information relating to the DPII Business.

        "DPII BUSINESS" means all business operations of DPII.

        "DPII DISCLOSURE SCHEDULE" means the disclosure schedule which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement delivered to Axys no later than the day of the signing of the Agreement.

        "DPII EMPLOYEE LETTER" has the meaning set forth in Section 4.26.

        "DPII ENVIRONMENTAL PERMITS" has the meaning set forth in Section
4.20(a).

        "DPII FINANCIAL STATEMENTS" means (i) the audited statements of income of DPII for the fiscal years ended December 31, 1998 and December 31, 1999, (ii) the unaudited statement of income of DPII for the three-month period ended March 31, 2000, and (iii) the Interim DPII Balance Sheet (as defined below).

        "DPII GROUP" has the meaning set forth in Section 8.2(a).

        "DPII INTELLECTUAL PROPERTY" means Intellectual Property (as defined below) owned or licensed in DPII).

        "DPII MATERIAL CONTRACT" has the meaning set forth in Section 4.19(a).

        "DPII REAL PROPERTY" has the meaning set forth in Section 4.14.

        "DPII REGISTERED INTELLECTUAL PROPERTY" has the meaning set forth in
Section 4.15(a).

        "EFFECTIVE TIME" has the meaning set forth in Section 2.2.

        "ELECTION FORMS" has the meaning set forth in Section 9.3.

        "EMPLOYEE LETTER" has the meaning set forth in Section 3.26.

        "ENCUMBRANCES" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

        "ENVIRONMENT" has the meaning set forth in Section 3.20(g)(i).

        "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.20(g)(iii).

        "ENVIRONMENTAL NOTICE" has the meaning set forth in Section 3.20(g)(ii).

        "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 3.20(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA AFFILIATE" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

        "ESTOPPEL CERTIFICATE" has the meaning set forth in Section
2.14(b)(viii).

        "FACILITIES AGREEMENT" has the meaning set forth in Section 2.14(b)(v).

        "FINAL ALLOCATION" has the meaning set forth in Section 9.2.

        "FINANCIAL STATEMENTS" means (i) the quarterly unaudited statements of income of the Business for the fiscal quarters ended March 31, June 30, September 30 and December 31, 1998 and the quarterly unaudited statements of income of the Business for the fiscal quarters ended

March 31, June 30, September 30, and December 31, 1999, and the three-month period ended March 31, 2000, and (ii) the Interim Balance Sheet (as defined below) for the Company.

        "GAAP" means United States generally accepted accounting principles, consistently applied.

        "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

        "IRS" means the United States Internal Revenue Service, or any successor agency.

        "INDEMNITY ESCROW AGREEMENT" has the meaning set forth in Section 2.14(b)(iv).

        "INDEMNITY ESCROW AMOUNT" has the meaning set forth in Section 2.14(c)(ii).

        "INTELLECTUAL PROPERTY" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented;
(iv) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (v) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vi) all industrial designs and any registrations and applications therefor; (vii) all databases and data collections and all rights therein; and
(viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "INTERIM BALANCE SHEET" means the unaudited balance sheet of the Company as of March 31, 2000.

        "INTERIM DPII BALANCE SHEET" means the unaudited balance sheet of DPII as of March 31, 2000.

        "INTERIM PERIOD" has the meaning set forth in Section 9.8(a).

        "INVESTORS' RIGHTS AGREEMENT AMENDMENT" has the meaning set forth in
Section 2.14(b)(ix).

        "KNOWLEDGE OF AXYS AND/OR THE COMPANY" or "KNOWN TO AXYS AND/OR THE COMPANY" or any similar phrase or construction means the knowledge of John Walker, Bill Newell, Kathy Stafford, Dan Hoth, Mike Venuti or Bob Reed.

        "KNOWLEDGE OF DPII or "KNOWN TO DPII" or any similar phrase or construction means the knowledge of Riccardo Pigliucci, Jack Fitzpatrick, Rick Brown, David Coffen or John Lillig.

        "LIABILITIES" means any liability (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes (as defined below).

        "LICENSE AGREEMENT" has the meaning set forth in Section 2.11.

        "MATERIAL" has the meaning set forth in Section 3.20(g)(iv).

        "MATERIAL ADVERSE EFFECT" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

        "MATERIAL CONTRACTS" has the meaning set forth in Section 3.19(a).

        "MATERIALITY TERMS" has the meaning set forth in Section 8.2(e)(iv).

        "MERGER" has the meaning set forth in the fourth recital hereto.

        "MERGER CONSIDERATION" has the meaning set forth in Section 2.7(b).

        "MERGERSUB" has the meaning set forth in the preamble hereto.

        "MERGERSUB SHARES" has the meaning set forth in Section 2.7(a).

        "MERGERSUB STOCK" has the meaning set forth in the second recital hereto.

        "NON-COMPETITION AGREEMENT" has the meaning set forth in Section 2.14(b)(ii) .

        "NOTE" has the meaning set forth in Section 2.7(b).

        "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).



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

        "ORDINARY COURSE OF BUSINESS" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

        "PERMITS" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

        "PERMITTED ENCUMBRANCE" means (a) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business and (c) zoning and other land use restrictions that do not impair the value of the property or the use thereof.

        "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA, and any employment, severance, consulting or other similar arrangement entered into between the Company or any ERISA Affiliate and any director or employee or former director or employee of the Company in his capacity as such.

        "PRE-CLOSING PERIODS" has the meaning set forth in Section 9.8(a).

        "PROCEEDING" means any action, suit, proceeding, claims arbitration, Order (as defined above), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined above).

        "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

        "REAL PROPERTY" has the meaning set forth in Section 3.14.

        "SECTION 338(h)(10) ELECTION" has the meaning set forth in Section 9.1.

        "SHAREHOLDERS' AGREEMENT AMENDMENT" has the meaning set forth in Section 2.14(b)(x).

        "STANDSTILL AGREEMENT" has the meaning set forth in Section
2.14(b)(xii).

        "STRADDLE PERIOD" has the meaning set forth in Section 9.8(a).

        "SUBLEASE" has the meaning set forth in Section 2.14(b)(vi).

        "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

        "SURVIVING CORPORATION STOCK" has the meaning set forth in Section 2.3.

        "TAX" and "TAXES" mean (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by the Taxing Authority responsible for the imposition of any such tax, (ii) any Liability for payment of any amounts of the type described in clause (i) as a result of being or having been at any time a member of an affiliated, consolidated, combined, unitary or other group for any taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

        "TAX RETURN" means any return, report, information return, claim for refund, schedule, statement or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing Authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company or any of its subsidiaries) or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax law.

        "TAXING AUTHORITY" means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

        "THRESHOLD AMOUNT" has the meaning set forth in Section 8.2(e)(i);

        "TREASURY REGULATIONS" means the income tax regulations promulgated under the Code.

        "VOTING AGREEMENT AMENDMENT" has the meaning set forth in Section 2.14(b)(xi).

        "YEAR 2000 COMPLIANCE" has the meaning set forth in Section 3.33.

        "YEAR 2000 COMPLIANT" has the meaning set forth in Section 3.33.

        1.2 Construction of Certain Terms and Phrases.

        Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                                 MERGER; CLOSING

        2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), Mergersub and the Company shall consummate the Merger in which (a) Mergersub shall be merged with and into the Company and the separate limited liability company existence of Mergersub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

        2.2 Effective Time. Mergersub and the Company will file a certificate of merger on the date of the Closing (or on such other date as Mergersub and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of merger, and such time is hereinafter referred to as the "Effective Time."

        2.3 Certificate of Incorporation. The Certificate of Incorporation of the Company, in effect immediately prior to the Effective Time, shall be amended and restated to read as of the Effective Time as set forth in Exhibit A attached hereto (the "Certificate of Incorporation"), and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Certificate of Incorporation shall provide that the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.001 per share ("Surviving Corporation Stock").

        2.4 Bylaws. The Bylaws of the Company, in effect immediately prior to the Effective

Time, shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

        2.5 Directors. The directors of the Company shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        2.6 Officers. The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, DPII or Mergersub or the holders of any outstanding shares of capital stock of the Company or the holders of any outstanding member interests of Mergersub:

             (a) Each "share" of Mergersub Stock ("Mergersub Shares"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued share of Surviving Corporation Stock.

             (b) Except as provided pursuant to Section 2.10 and subject to
Section 2.7(c), each share of Company Stock ("Company Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration (as defined below), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share of Company Stock in the manner provided in Section 2.8 hereof. All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.8 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 262 of the DGCL. "Merger Consideration" shall mean (i)
0.7425 shares of DPII Common Stock, (ii) a promissory note, in the form of Exhibit B attached hereto (a "Note") with a principal amount equal to $0.055 per Company Share, and (iii) cash in an amount equal to $0.005 per Company Share (the "Cash").

             (c) At the Effective Time, each share of capital stock of the Company held in treasury of the Company shall be cancelled and retired without payment of any consideration therefor and cease to exist.

        2.8 Exchange of Company Shares and Mergersub Shares in the Merger. The manner of making exchange of Company Shares and Mergersub Shares in the Merger shall be as follows: At the Effective Time, the Surviving Corporation shall make available for the benefit of

DPII a certificate representing the aggregate number of Surviving Corporation Shares issuable pursuant to Section 2.7(a). DPII shall be entitled to receive for each of the Mergersub Shares one share of Surviving Corporation Common Stock. At the Effective Time, Mergersub (or DPII on behalf of Mergersub) shall make available for the benefit of the holders of the Company Shares the Merger Consideration applicable to the Company Shares upon surrender of certificates formerly representing Company Shares. Upon surrender of certificates formerly representing Company Shares for cancellation to the Surviving Corporation, the holder of such certificate shall be entitled to receive for each of the Company Shares represented by such certificate, the Merger Consideration and the certificates so surrendered shall forthwith be cancelled. Until so surrendered, such certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Company Shares represented thereby. In the event that any certificate has been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificate, promptly following the Surviving Corporation's receipt of an affidavit as to that fact in form and substance acceptable to the Surviving Corporation made by the registered owner of the shares represented by such certificate, as shown on the Company's stock records immediately before the Effective Time, the consideration to which such registered owner would be entitled to receive pursuant to Section 2.7; provided, however, that the Surviving Corporation shall, as a condition precedent to the delivery of such consideration require such registered owner of such lost, stolen or destroyed certificate(s) to execute a customary indemnification agreement and/or post an indemnity bond against any claim that may be made against the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

        2.9 Options and Warrants. Each unexpired and unexercised option or right to purchase Company Stock issued and outstanding at the Effective Time and set forth in Section 2.9 of the Disclosure Schedule (such schedule to be updated at Closing to reflect the addition of new employee Company Stock options offered in accordance with Section 7.2(a)(xiv) after the date hereof), whether or not then exercisable, shall be assumed by DPII, and shall become an option to purchase shares of DPII Common Stock, subject to adjustment as follows: (a) the number of shares of DPII Common Stock, for which such option or right is exercisable immediately after the Merger shall be equal to the number of shares of Company Stock for which such option or right is exercisable immediately prior to the Merger, multiplied by 0.75, rounded down to the nearest whole share, and (b) the exercisable price per share of DPII Common Stock for which such option or right is exercisable immediately after the Merger shall be equal to the exercise price per share of Company Stock for which such option or right is exercisable immediately prior to the Merger, divided by 0.75, rounded up to the newest whole cent. The parties hereto acknowledge that (i) after such assumption, the power of each holder of such an option or right, to purchase Company Stock of the Company by exercising such options or rights is terminated and (ii) DPII shall have no obligation to continue the employment of any of the Company's employees after the Closing. Axys shall cause any other derivative securities, options, warrants or other rights to acquire any Company capital stock to be terminated before the Closing.

        2.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time and held by a holder (other than Axys or any of its Affiliates) who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, but such holder shall be entitled to receive such consideration as shall be determined pursuant to the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Company Shares shall be treated as if they had converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon and such shares shall no longer be Dissenting Shares. Axys (on behalf of itself and its Affiliates) hereby consents to and approves the Merger and waives any and all rights to dissent from the Merger and demand appraisal for its Company Shares.

        2.11 Contribution of Assets by Axys. Prior to the Closing Date, Axys has either contributed or agrees to, and cause its Affiliates to, contribute (by assignment or license, as applicable) all Company Assets and Properties held by Axys or any Affiliate of Axys (other than the Company) to the Company pursuant to the Common Stock Purchase and Asset Contribution Agreement dated November 17, 1999, by and between Axys and the Company, previously delivered to DPII (the "Contribution Agreement"), and a Technology Assignment and License Agreement by and between Axys and the Company, in the form to be mutually agreed to by DPII and Axys and the Company (the "License Agreement").

        2.12 Intentionally Left Blank.

        2.13 Intentionally Left Blank.

        2.14 Closing.

             (a) Time and Place. The consummation of the Merger and the transactions contemplated hereby (the "Closing") shall take place at the offices of Brobeck Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California, at 10:00 a.m. on April 21, 2000, or at such time and in such manner as the parties mutually agree (the "Closing Date").

             (b) Closing Deliveries by the Company and Axys. At the Closing, the Company and Axys shall have delivered or caused to be delivered to DPII:

                    (i) the certificate of merger as filed by the Company as provided in Section 2.2.

                    (ii) the original stock certificates representing the Axys AAT Shares in appropriate form for surrender to the Surviving Corporation;

                    (iii) the Non-Competition and Non-Disclosure Agreement by and between DPII and Axys, in the form mutually agreed to by DPII and Axys (the "Non-Competition Agreement"), duly executed by Axys;

                    (iv) the Indemnity Escrow Agreement by and among DPII, Axys and the escrow agent, in the form mutually agreed to by DPII and Axys (the "Indemnity Escrow Agreement"), duly executed by Axys;

                    (v) the fully executed Contribution Agreement and the fully executed License Agreement;

                    (vi) the License Agreement Concerning Shared Space and between DPII and Axys, in the form mutually agreed to by DPII and Axys (the "Facilities Agreement"), duly executed by Axys;

                    (vii) the fully executed Amendment to Sublease Agreement between Axys and the Company, in the form mutually agreed to by DPII and Axys and the Company (the "Sublease Amendment");

                    (viii) the Compound Supply Agreement by and between DPII and Axys, in the form mutually agreed to by DPII and Axys (the "Compound Supply Agreement"), duly executed by Axys;

                    (ix) the amended and restated Investors' Rights Agreement by and among DPII, Axys and others, in the form mutually agreed to by DPII and Axys (the "Investors' Rights Agreement Amendment"), duly executed by Axys;

                    (x) the amended and restated Shareholders' Agreement by and among DPII, Axys and others, in the form mutually agreed to by DPII and Axys (the "Shareholders Agreement Amendment"), duly executed by Axys;

                    (xi) the amended and restated Voting Agreement by and among DPII, Axys and others, in the form mutually agreed to by DPII and Axys (the "Voting Agreement Amendment"), duly executed by Axys;

                    (xii) the Standstill Agreement by and between Axys and DPII, in the form mutually agreed to by Axys and DPII (the "Standstill Agreement"), duly executed by Axys;

                    (xiii) the Estoppel Certificate and Consent to Assignment by the landlord or landlords, as the case may be, of the Real Property, in the form mutually agreed to by DPII and Axys, duly executed by such landlord(s);

                    (xiv) a certificate of an officer of the Company and of Axys, respectively, substantially in the form of Exhibit C attached hereto, duly executed by each of the Company and Axys;

                    (xv) certificates of the Secretary of the Company and Axys, respectively, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company or Axys, as the case may be, certified as of a recent date by the Secretary of State of Delaware, (B) a true and complete copy of the resolutions of the board of directors of the Company and Axys, respectively, and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by Axys and the Company and the consummation of the transactions contemplated hereby (C) a certificate of each appropriate Secretary of State certifying the good standing of each of Axys and the Company in its state of incorporation or organization and, with respect to the Company, all states in which such corporation is qualified to do business and (D) incumbency matters;

                    (xvi) an affidavit under Section 1445(b)(2) of the Code that will exempt the payment of the Merger Consideration contemplated by this Agreement from withholding under Section 1445 of the Code;

                    (xvii) all documents evidencing the contribution of Company Assets and Properties by Axys and its Affiliates pursuant to Section 2.11 or
Section 7.1(g) in form and substance reasonably satisfactory to DPII; and

                    (xviii)such other documents as DPII may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

             (c) Closing Deliveries By DPII and Mergersub. At the Closing, DPII and Mergersub shall have delivered or caused to be delivered to (or for the benefit of) Axys:

                    (i) the Cash, a Note and stock certificate representing the Merger Consideration that Axys shall be entitled to receive pursuant to Section 2.7(b) and Section 2.8, less the Indemnity Escrow Amount (as defined below),

                    (ii) a stock certificate made out in favor of Axys representing *** shares of DPII Common Stock (the "Indemnity Escrow Amount") to the Escrow Agent to be held in an escrow account pursuant to the Indemnity Escrow Agreement and subject to the terms of this Agreement.

                    (iii) the Non-Competition Agreement, duly executed by DPII;

                    (iv) the Indemnity Escrow Agreement, duly executed by DPII and the escrow agent;

                    (v) [RESERVED];

                    (vi) the Facilities Agreement, duly executed by DPII;

                    (vii) [RESERVED];

                    (viii) the Compound Supply Agreement, duly executed by DPII;

                    (ix) the Investors' Rights Agreement Amendment, duly executed by DPII;

                    (x) the Shareholders' Agreement Amendment, duly executed by DPII;

                    (xi) the Voting Agreement Amendment, duly executed by DPII;


*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission

                         (xii) the Standstill Agreement, duly executed by DPII;

                         (xiii) a certificate of an officer of DPII,
substantially in the form of Exhibit D attached hereto, duly executed by DPII;
and

                         (xiv) a certificate of the Secretary of DPII and
Mergersub, respectively, certifying as of the Closing Date, (A) a true and complete copy of the organizational documents of DPII or Mergersub, as the case may be, certified as of a recent date by the Secretary of State of the State of California or Delaware, as the case may be, (B) a true and complete copy of the resolutions of the board of directors or managers of DPII and Mergersub, respectively, and the resolutions of the member of Mergersub, each authorizing the execution, delivery and performance of this Agreement by DPII and Mergersub, respectively, and the consummation of the transactions contemplated hereby, (C) a certificate of each appropriate Secretary of State certifying the good standing of each of DPII and Mergersub in its state of incorporation or organization and (D) incumbency matters.

        2.15 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to consummate the Merger, to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Mergersub, the officers and directors of Axys, Mergersub, the Company and DPII are fully authorized in the name of their respective corporation or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AXYS

        Axys represents and warrants to DPII, except for the matters set forth on the Disclosure Schedule furnished to DPII, which matters shall be deemed exceptions to such representations and warranties as if made hereunder, as follows:

        3.1 Organization of the Company.

        The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits and authorizations necessary to carry on its Business and to own and use the Company Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Business. The Company has delivered to DPII correct and complete copies of its charter documents and organizational documents, each as amended to date.

        3.2 Capital Stock of the Company.

        The authorized capital stock of the Company consists of Twelve Million (12,000,000) shares of common stock, par value $.001 per share, of which 10,006,250 shares are issued and outstanding as of the date of this Agreement, and no shares are in treasury. No shares of the Company's capital stock have been issued since March 31, 2000. The Company Stock is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities convertible or exchangeable for, any capital stock of the Company or any agreements or offers to issue any such subscriptions, options, warrants, calls, commitments or other rights.

        3.3 Ownership of Shares.

        Axys owns beneficially and of record 10,000,000 shares of the Company Stock, free and clear of all Encumbrances, and has good and valid title to such shares.

        3.4 Authority of Axys.

        Axys has the right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder and no other proceedings on the part of Axys are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of, or consent by, the holders of any class or series of capital stock or indebtedness issued by Axys is necessary to authorize the execution and delivery by Axys of this Agreement or the consummation of this Agreement. This Agreement (and at Closing all exhibits referenced herein) have been duly and validly executed and delivered by Axys and each constitutes a legal, valid and binding obligation of Axys enforceable against Axys in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        3.5 Authority of the Company.

        The Company has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The vote of, or consent by, the holders of each class or series of capital stock or indebtedness issued by the Company necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of this Agreement has been obtained. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by
laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        The Company does not, directly or indirectly, beneficially own or own of record any equity securities of or any other equity interest in, any other Person or have any other equity investment or other ownership interest in any other Person.

        3.6 No Conflicts.

        The execution and delivery by Axys and the Company of this Agreement does not, and the performance by Axys and the Company of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

             (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company or Axys;

             (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to Axys, the Company or the Business, Company Assets or Properties;

             (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Company Assets and Properties or the Company Stock may be bound, except for such breaches or defaults as set forth on the Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date; or

             (d) result in an imposition or creation of any Encumbrance on the Business, the Company Assets or Properties or the Company Stock.

        3.7 Consents and Governmental Approvals and Filings.

        No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of Axys or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or to enable the Company to conduct the Business after the Closing Date in a manner consistent with that in which the Business is presently conducted.

        3.8 Books and Records.

        The minute books and other corporate records of the Company and Axys, to the extent they relate to the Business, contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and Axys. The stock transfer ledgers and other similar records of the Company and Axys, to the extent they relate to the Business, accurately reflect all issuances and record transfers in the capital stock of the Company. The books and records of the Company and Axys, to the extent they relate to the Business, taken as a whole, fairly reflect all of their respective transactions, properties, assets and liabilities. Except as specifically noted therein and except for revenue items from customers that may be non-recurring, there have been no material, special or non-recurring items of income or expense with respect to the Company and Axys, to the extent they relate to the Business, during the periods covered by the Financial Statements, and the Interim Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets of the Company and Axys, to the extent they relate to the Business, except as specifically disclosed in the Financial Statements or in the notes thereto. Except as specifically noted therein, the Financial Statements reflect all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company and Axys, to the extent they relate to the Business. The other Books and Records of the Company and the Axys, to the extent they relate to the Business, are in all material respects true and correct and, taken as a whole, are complete.

        3.9 Financial Statements.

        The Company has previously delivered to DPII the Financial Statements. Such Financial Statements (i) are true, correct and complete, (ii) have been prepared in accordance with the Books and Records of the Company in a consistent manner throughout all of the periods indicated, (iii) have been prepared in conformity with GAAP, consistently applied, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided, that the Interim Balance Sheet is subject to normal year-end adjustments and lack footnotes and certain other presentation items.

        3.10 Absence of Changes.

        Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Interim Balance Sheet Date, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company or the Business and since the Interim Balance Sheet Date, neither the Company nor Axys has taken any action which if taken after the date of this Agreement, without DPII's consent, would violate Section 7.2 hereof.

        3.11 No Undisclosed Liabilities.

        Except as disclosed in the Financial Statements, there are no Liabilities, nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Company or any of its Company Assets and Properties, other than Liabilities incurred after the end of the period covered by the Interim Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

        3.12 Tangible Personal Property.

        The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all Company Assets and Properties constituting tangible personal property (including inventory) reflected on the Interim Balance Sheet and any tangible personal property acquired since that date other than tangible personal property disposed of since such date in the Ordinary Course of Business. All such Company Assets and Properties are (if it has a cost or fair market value above $1,000) listed in Section 3.12 of the Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances.

        3.13 Benefit Plans; ERISA.

             (a) The Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company has made no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to DPII (i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three (3) most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report, (iii) the most recent IRS determination letter with respect to each Qualified Plan and (iv) the most recent trustee's report for each Benefit Plan funded through a trust.

             (b) Neither the Company, an ERISA Affiliate nor predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

             (c) Each Benefit Plan has been operated and administered in accordance with its terms and, as of the Closing Date, will be in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code) except to the extent a failure to do so would not have a Material Adverse Effect.

             (d) Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor's ability to rely on such determination letter.

             (e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

             (f) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

             (g) There are no pending or, to the Knowledge of Axys and the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

        3.14 Real Property.

        Neither Axys nor the Company owns any real property related to the Business. The Disclosure Schedule contains a complete and accurate legal description of (i) each parcel of real property leased by the Company (as lessee or lessor) (the "Real Property") and (ii) all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property. The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business. There is no pending or, to the Knowledge of Axys or the Company, threatened condemnation of any of the respective parcels of Real Property or any part thereof. To the Knowledge of Axys and the Company, none of such Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation . Each lease with respect to the Real Property is a legal, valid and binding agreement of the Company subsisting in full force and effect enforceable in accordance with its terms, and there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe any brokerage commissions with respect to any such Real Property.

        3.15 Intellectual Property Rights.

             (a) Section 3.15(a) of the Disclosure Schedule lists (i) all those United States, international and foreign (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks and (C) registered copyrights and applications for copyright registration that are owned by the Company or Axys and are used in or currently contemplated to be used in the Business (collectively, the "Company Registered Intellectual Property") and (ii) all licenses, sublicenses and other agreements to use Intellectual Property rights owned by any third party which are not generally commercially available and are currently used by the Company in the conduct of its Business. The Company has delivered to DPII complete and accurate copies of each agreement, registration and other material documents relating to the Company Registered Intellectual Property set forth in Section 3.15(a) of the Disclosure Schedule.

             (b) The Company owns or possesses adequate and enforceable licenses, trade secrets, know-how, patents, copyrights, trademarks, service marks, brand names and trade names, and other rights of every kind, and all applications for any of the foregoing, necessary for, or used in the operation of, the Business as now conducted, and such ownership, possession or license does not conflict with or infringe on the rights of third parties with respect to the Company Intellectual Property. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair the Company's ownership or use of the Company Intellectual Property. No Person has a right to receive a royalty or similar payment directly or indirectly from the Company in respect of any item of Company Intellectual Property pursuant to any contractual arrangements entered into by the Company. Neither the Company nor Axys has received any notice that its or any third party's use of any item of Company Intellectual Property is infringing upon or otherwise violating the rights of the Company or Axys or any third party in or to such Company Intellectual Property, and no notices have been received by, and to the knowledge of Axys and the Company, no proceedings have been instituted against, the Company or Axys alleging that use or proposed use of any item of the Company Intellectual Property by the Company or any third party infringes upon or otherwise violates any rights of the Company or a third party in or to such Company Intellectual Property.

             (c) With respect to (i) each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property and (ii) those patents set forth in Section 3.15(a) of the Disclosure Schedule, no information material to patentability under applicable law has been knowingly withheld from the examining office in a manner that would constitute fraud or inequitable conduct. The Company owns and has good and exclusive title free and clear of any Encumbrance to all Company Registered Intellectual Property listed in Section 3.15(a) of the Disclosure Schedule.

             (d) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Company Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

             (e) Section 3.15(e) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to

Company Intellectual Property licensed (or subject to an option or similar right to license) to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company other than customary confidentiality agreements and material transfer agreements entered into in the Ordinary Course of Business of the Company.

             (f) The contracts, licenses and agreements listed in Section 3.15(a) and (e) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Section 3.15(a) and (e) of the Disclosure Schedule. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed in Section 3.15(a) and (e) of the Disclosure Schedule and, to the Knowledge of Axys and the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Company will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed in Sections 3.15(a) and (e) of the Disclosure Schedule to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay under existing agreements.

             (g) Section 3.15(g) lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party.

        3.16 Proprietary Information of Third Parties.

        Neither Axys nor the Company has received notice from a third party claiming nor, to the knowledge of the Company or Axys does any third party have reason to claim that any person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its Business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Axys or the Company which suggests that such a claim might be contemplated. To the Knowledge of Axys and the Company, no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its Business has violated any confidential relationship which such person may have had with any third party, in connection with the Business, and Axys and the Company have no reason to believe there will be any such employment or violation.

        3.17 Litigation.

        There are no Proceedings, including bankruptcy proceedings, pending or, to the Knowledge of Axys and the Company, there are no investigations or Proceedings threatened or anticipated against, relating to or affecting (i) the Company, its Company Assets and Properties or the Business, (ii) Axys and its business and properties to the extent the same could be reasonably expected to adversely effect the ability of Axys to consummate the transactions contemplated hereby, or (iii) the transactions contemplated by this Agreement. To the Knowledge of Axys and the Company, the Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

        3.18 Compliance with Law.

        Except as otherwise provided in Section 3.20 below, the Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor Axys has received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.

        3.19 Contracts.

             (a) Section 3.19(a) of the Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements (each, a "Material Contract") to which the Company is a party or by which any of its Company Assets and Properties are bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                    (i) all collective bargaining or similar labor agreements;

                    (ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis;

                    (iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                    (iv) all guarantees of any obligation;

                    (v) all leases or agreements under which the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

                    (vi) all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company of an amount in excess of $25,000 and which cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company;

                    (vii) all license agreements, distribution agreements or any other agreements involving any Company Intellectual Property;

                    (viii) all subscription or registration rights agreements or any other agreements related to the equity ownership of the Company;

                    (ix) all contracts or commitments that in any way restrict the Company from carrying on its Business anywhere in the world; and

                    (x) all other contracts and agreements that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by the Company or the other party of an amount in excess of $25,000 and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company.

             (b) Each contract, agreement or other arrangement disclosed in
Section 3.19(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable by the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Company has performed all of its required material obligations under, and is not materially in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of Axys and the Company, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. None of the present employees, officers, directors or shareholders of the Company is, and none of the former employees, officers or directors of the Company while providing services for the Company was, a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Company's Business as now operated.

        3.20 Environmental Matters.

             (a) As of the Effective Date the Company is in material compliance with all applicable "Environmental Laws" (as defined below). The Company has not received any written communication, whether from a Governmental or Regulatory Authority or citizen group, that alleges that the Company or any of the Company Assets or Properties used in the Business are not in material compliance with Environmental Laws. All Permits and other governmental authorizations currently held by the Company or under which it operates pursuant to Environmental Laws (collectively, "Environmental Permits") are identified, together with their respective expiration dates, in Section 3.20(a) of the Disclosure Schedule and, to the knowledge of Axys and the Company, currently represent all Environmental Permits necessary for the conduct of the Business as currently conducted. Neither the Company nor Axys has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of Axys and the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

             (b) As of the Effective Date, there is no "Environmental Notice" (as defined below) that is (i) pending or, to the Knowledge of Axys and the Company, threatened in writing against the Company or (ii) to the Knowledge of Axys and the Company, pending or threatened in writing against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

             (c) To the Knowledge of Axys and the Company there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by the Company (or any entity formerly an Affiliate of the Company), including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that (i) could reasonably be expected to result in the incurrence by the Company of significant costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

             (d) Without in any way limiting the generality of the foregoing,
(i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by the Company are identified in Section 3.20(d) of the Disclosure Schedule, (ii) to the knowledge of Axys and the Company there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company, (iii) to the knowledge of Axys and the Company no polychlorinated biphenyls (PCB's) are used, disposed of or stored on any property owned, leased or used by the Company and (iv) all locations currently or formerly owned, leased or used by the Company (or any former Affiliate of the Company) are identified and described in Section 3.20(d) of the Disclosure Schedule.

             (e) The Company and Axys have heretofore delivered to DPII correct and complete copies of all environmental studies, assessments, reports, results of investigations and audits of the Company's Assets and Properties of the Business, and made available similar information that is in the possession of the Company and Axys regarding environmental matters pertaining to the operations of the Business or the environmental condition of real property currently or previously owned, leased or operated by the Company or used in the Business.

             (f) By virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, neither the Company nor Axys is required under any Environmental Laws to undertake (i) the performance of a site assessment for Materials, (ii) the removal or remediation of Materials, (iii) the giving of notice to or receiving the approval of any Governmental Authority, or (iv) the recording or delivery to other persons of any disclosure document or statement pertaining to environmental matters.

             (g) For purposes of this Section 3.20:

                    (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, natural resources ambient air and any indoor workplace.

                    (ii) "Environmental Notice" means any civil, criminal or administrative action, suit, written demands, written claims, hearing, notice of violation, written notice of investigation, proceeding, demand letter or written notice seeking redress by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the presence, emission, discharge, disposal, release or threatened release in or into the Environment of any Material prior to the Effective Date or (b) circumstances arising prior to the Effective Date and forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

                    (iii) "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

                    (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

        3.21 Inventory.

        The inventory of the Company is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended and the value of such inventory is accurately reflected in the books and records of the Company in accordance with GAAP in a consistent manner through all relevant periods. To the knowledge of the Company, there is no material adverse condition affecting the supply of materials available to the Company. To the Knowledge of Axys and the Company, no supplier of the Company is in violation of any federal, state, local or foreign law, ordinance, regulation or Order, which violation has a Material Adverse Effect on such supplier's ability to produce or supply the Company or Axys with any product necessary for the operations of the Business.

        3.22 Plants, Buildings, Structures, Facilities and Equipment.

             (a) All plants, buildings, structures, facilities and equipment used by the Company in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its Business as presently conducted;

             (b) No such plant, building, structure, facility or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost; and

             (c) With respect to each plant, building, structure, facility or item of equipment, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists.

        3.23 Insurance.

        Set forth in Section 3.23 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Company Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies, bonds and other forms of insurance set forth in Section 3.23 of the Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies, bonds and other forms of insurance are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of Axys and the Company, provide adequate insurance coverage for the Company and the Business and Company Assets and Properties of the Company.

        3.24 Taxes.

             (a) Axys and the Company have timely filed with the appropriate Taxing Authorities all income and franchise Tax Returns and all other Tax Returns relating to the Company, Company Assets and Properties and Tax withholding obligations of the Company required to be filed by or with respect to them (taking into account applicable extensions). Each such Tax Return was correct and complete in all material respects when filed. Each of Axys and the Company has paid in full (or had paid on its behalf), or has made provision in the Financial Statements for, all Taxes which are due or claimed to be due by any Taxing Authority (whether or not shown as due on any Tax Return), and has made (or has had made on its behalf) all required estimated payments of Taxes (in the case of Axys, Taxes related to the Company and the Company Assets and Properties). The Company has not incurred any liability for Taxes other than in the Ordinary Course of Business since the date of the most recent Financial Statements. There are no liens for Taxes upon the Company Assets and Properties except for statutory liens for current Taxes not yet due.

             (b) None of Axys, the Company or any subsidiaries of the Company has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. The Company was formed on June 11, 1999 and has never filed, and has never been required to file, any federal or state income or other material Tax Returns. Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes which have not been fully paid or finally settled. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes of or with respect to the Company or any of its subsidiaries for periods prior to the Closing Date which have not been audited by any Taxing Authority. None of the Company, its officers or directors, any subsidiary of the Company, its officers or directors, or Axys, its officers or directors is aware of any information which has caused or should cause any of them to believe that an audit by any Taxing Authority of Taxes of or with respect to the Company or any of its subsidiaries may be forthcoming. No claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

             (c) The Company and each of its subsidiaries has withheld and paid over to the appropriate Taxing Authorities all Taxes required to have been so withheld and paid over with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person for all periods under all applicable laws relating to the withholding of Taxes.

             (d) Neither the Company nor any of its subsidiaries has any liability for the Taxes of any other Person (i) under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local, or foreign law) other than as a member of the Axys affiliated group, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

             (e) Neither the Company nor any of its subsidiaries has filed or will file prior to the Closing a consent under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries is obligated to make any payments, or is a party to any agreement (whether written or oral) that could obligate it to make any payments that will not be deductible under Section 162(m) or Section 280G of the Code, whether paid prior to or after the Closing. Neither the

Company, nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

             (f) Neither the Company nor any of its subsidiaries has agreed, and the Company or such subsidiary is not required, to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis for determining the reserves of the Company or such subsidiary or otherwise, and neither the Company nor any of its subsidiaries has any application pending with any Taxing Authority requesting permission to make any changes in any accounting method or in the basis for determining its reserves. The IRS has not proposed any such adjustment or change in accounting method or in the basis of determining its reserves.

             (g) Neither the Company nor any of its subsidiaries has any outstanding balances of deferred gain or loss accounts related to any "intercompany transactions" (as defined in Treasury Regulations Section 1.1502-13(b)) to which the Company or any of its subsidiaries was a party.

             (h) Axys will file for the Pre-Closing Period, as a common parent corporation of an "affiliated group" within the meaning of Section 1504(a) of the Code (such group, an "Affiliated Group"), a consolidated return for federal income tax purposes on behalf of itself and the Company, and the Company will be an "includible corporation" (within the meaning of Section 1504(b) of the Code) in such Affiliated Group.

             (i) There is no power of attorney given by or binding upon the Company or any of its subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers or extensions) has not expired as of the date of this Agreement or will not have expired by the Closing Date.

             (j) Neither the Company nor any of its subsidiaries is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, which is not in accordance with past practice and not required by this Agreement and (i) which has the effect of or gives rise to the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by the Company or such subsidiary after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

        3.25 Labor and Employment Relations.

        To the Knowledge of Axys and the Company, no officer, key employee or group of ten (10) or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of Axys and the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes. There are no pending or, to the Knowledge of Axys and the Company, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. No union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and to the Knowledge of Axys and the Company, there is no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority pending or threatened. The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages and to the Knowledge of Axys and the Company, no work stoppage has been threatened or is planned.

        3.26 Certain Employees.

        The Company has provided to DPII under cover of a letter dated as of the date hereof, a list of the names of the Company's employees and consultants as of the date hereof involved in the senior management of the Business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1998 and 1999 and to date in 2000 (if applicable) and the current rate of pay for each such person on the date of this Agreement (the "Employee Letter"). The Employee Letter shall specifically indicate the employees and consultants hired or retained since June 30, 1999 or which the Company has agreed to hire or retain. None of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company. From December 31, 1999, to the date hereof, inclusive, the Company has not fired, terminated or otherwise discharged any employee or consultant with total expected annual compensation (including bonus potential) in excess of $30,000, or entered into (or agreed to enter into) any employment, consulting or similar agreement with a value in excess of $30,000.

        3.27 Absence of Certain Changes. Since December 31, 1999 Axys and the Company have conducted the Business in the ordinary and usual course consistent with past practice, and there has not been any of the following:

             (a) any change or amendment to the certificate or articles of incorporation, bylaws or other organizational documents of the Company;

             (b) any issuance or sale or purchase or redemption of any equity securities or of any derivative securities of the Company, other than pursuant to this Agreement;

             (c) any dividend or other distribution declared, set aside, paid or made with respect to its equity securities or any direct or indirect redemption, purchase or other acquisition of such equity securities by the Company;

             (d) any acquisition or disposition of assets by the Company having a fair value or for a purchase price in excess of $100,000, in the aggregate, other than acquisitions or dispositions made in the ordinary course of business consistent with past practice;

             (e) any incurrence of any Liabilities except Liabilities incurred in the ordinary course of business and consistent with past practice, none of which, in any case or in the aggregate, are material to the financial condition or operating results of the Company;

             (f) any payment, discharge or satisfaction of any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice;

             (g) any commitment, agreement, settlement or transaction entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing), other than in the ordinary course of business consistent with past practice;

             (h) any amendment of any mortgage, Encumbrance, lease agreement, Permit, loan agreement, indenture or other agreement, instrument or document, other than in the ordinary course of business consistent with past practice;

             (i) any default, event of default or breach (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by the Company or Axys with respect to the Business of any credit, financing or other agreement or instrument relating to any material Indebtedness;

             (j) any sale, assignment, transfer or license of any patents, patent applications, designs, logos, trademarks, trademark applications, servicemarks, servicemark applications, trade names, Internet domain names, copyrights, trade secrets, licenses, know-how, formulae, models, information, software and processes;

             (k) any damage, destruction, theft or other casualty loss that is reasonably likely to have a Material Adverse Effect;

             (l) any entry into or amendment of any Material Contract;

             (m) any entry into or amendment of any employment or severance compensation agreement or consulting or similar agreement with, or any increase in the compensation or benefits payable or to become payable by the Company to any employee of the Company (other than agreements terminable without penalty or similar payment by the Company, as the case may be, on not more than 30 days' notice and any other increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

             (n) any write down or write up in the value of any inventories (including write-downs by reason of shrinkage or mark-down), any change, other than in the ordinary course of business consistent with past practice, in the standard costs utilized in determining the value of any inventories or any failure to replenish any inventories in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

             (o) any change in the financial or tax accounting methods, principles or practices of the Company or Axys with respect to the Business for financial or tax accounting purposes, except as required by GAAP or applicable law;

             (p) any adoption of a plan of or any agreement or arrangement with respect to or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company;

             (q) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

             (r) any settlement of any material Tax audit, the making or changing of any material Tax election or the filing of any amended Tax Return; or

             (s) any commitment or agreement to do any of the foregoing, except as otherwise required or expressly permitted by this Agreement.

        3.28 Customers/Supplier.

        The Company has previously provided to DPII a true and correct list of the Company's ten largest customers and gross revenues from such customers during the 1998 fiscal year and the 1999 fiscal year and for the three-month period ended March 31, 2000 (measured by revenues to the Business). Since January 1, 1999, no such customer has stopped doing business with the Company, and to the Knowledge of Axys and the Company, no such customer has advised Axys or the Company that it is not continuing, or is terminating, or is making an adverse change with respect to, its business with the Company and to the Knowledge of Axys and the Company the consummation of the transactions contemplated by the Agreement will not adversely affect any such relationships. To the Knowledge of Axys and the Company, the Company and the Business are not dependent upon any single vendor or group of affiliated vendors such that the discontinuance of supply or service from such vendor or vendors would have, or could be reasonably expected to have, a Material Adverse Effect on the Company or the Business.

        3.29 Necessary Property.

        All of the Real Property and Company Assets and Properties owned or leased by the Company and the Company Intellectual Property listed on the Disclosure Schedule owned by or licensed to the Company constitute all of the property reasonably necessary for the conduct of the Business in the manner and to the extent presently conducted by Axys through the Company or otherwise.

        3.30 Bank Accounts

        Section 3.30 of the Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

        3.31 Permits.

        Section 3.31 of the Disclosure Schedule contains a true and complete list of all Permits used in, and material to, individually or in the aggregate, the Business. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct the Business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct the Business as now operated. To the Knowledge of Axys and the Company, there is no pending Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business or of the conduct of the Business after the Closing. The Company has provided DPII with true and complete copies of all Permits listed in the Disclosure Schedule.

        3.32 Brokers.

        Neither Axys nor the Company has retained any broker in connection with the transactions contemplated hereunder. DPII has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Axys or the Company.

        3.33 Year 2000 Compliance.

        All material Computer Systems owned, licensed or used by the Company or Axys as they relate to the Business are Year 2000 Compliant. "Computer Systems" means, with respect to any Person, the computer software, firmware, hardware (whether general or special purpose), and other similar or related items of automated, computerized or software system(s) that are owned by or licensed to such Person. To the extent material to the operation of the Business, the Company and Axys have obtained representations or assurances from each entity that (x) provides data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data") to the Company or Axys, (y) processes in any way Date Data for the Company or Axys, or (z) otherwise provides any material product or service to the Company or Axys that is dependent on Year 2000 Compliance, that all of such entity's Date Data and related software and systems that are used for, or on behalf of, the Company or Axys and are related to the Business are Year 2000 Compliant. "Year 2000 Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other Year 2000 Compliant software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date-related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year); provided, that the foregoing shall not related to output, results, errors or abnormal terminations not attributable to date specific data. The costs of becoming Year 2000 Compliant will not have a Material Adverse Effect on the Business or on the operations or financial condition of the Company.

        3.34 Insider Interests and Affiliate Transactions.

        There are no (i) suppliers or customers of the Business in which a stockholder holding 5% or more of any class of securities of Axys or a director, officer or management employee of Axys or the Company holds, directly or indirectly, a significant ownership or other interest, (ii) intercompany liabilities or obligations between the Company, on the one hand and, Axys or any of its Affiliates, on the other hand, that are not eliminated in the Company's consolidated financial reporting or (iii) other material business relationships between the Company, on the one hand, and any current or former stockholder, director, officer or employee, on the other hand, other than in such Person's capacity as a stockholder, director, officer or employee in the ordinary course of business.

        3.35 Material Misstatements and Omissions.

        To the Knowledge of Axys and the Company, the representations and warranties of the Company and Axys contained in this Agreement (including the exhibits and schedules hereto) do not contain and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in this context and under the circumstances in which such statements or facts appear, not misleading.

        3.36 Investment Intent.

        Axys is acquiring its DPII Common Stock and its Note for its own account and for investment, and not with a view to, or for sale in connection with any distribution of such DPII Common Stock and its Note. Axys acknowledges that such DPII Common Stock and its Note constitute "restricted securities" which cannot be resold absent a registration statement for such resale under the Securities Act of 1933 (and blue sky equivalents) or an exemption from the registration requirements thereof. Axys acknowledges that the DPII Common Stock and Note it receives will be subject to Rule 145, that Axys was an affiliate of the Company, and that after the Merger Axys will be an affiliate of DPII for Rule 144 purposes.

                                   Article IV

                     REPRESENTATIONS AND WARRANTIES OF DPII

        DPII represents and warrants to Axys, except for the matters set forth on the DPII Disclosure Schedule furnished to Axys, which matters shall be deemed exceptions to such representations and warranties as if made hereunder, as follows:

        4.1 Organization of the Company.

        DPII is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. DPII is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon DPII. DPII has full power and authority, and holds all Permits and authorizations necessary to carry on the DPII Business and to own and use the DPII Assets and Properties except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the DPII Business. DPII has delivered to Axys correct and complete copies of its charter documents and organizational documents, each as amended to date.

        4.2 Capital Stock of DPII.

        The authorized capital stock of DPII consists of 12,000,000 shares of common stock, of which 1,789,068 shares are issued and outstanding, 2,500,000 shares of Series A Preferred Stock, of which 2,000,000 are issued and outstanding, 2,000,000 shares of Series B Preferred Stock, of which 2,000,000 are issued and outstanding, 333,333 shares of Series C Preferred Stock, of which 333,333 are issued and outstanding, 2,500,000 shares of Series D Preferred Stock, of which 2,228,945 are issued and outstanding, and 1,700,000 shares of Series E Preferred Stock, 1,392,503 of which are issued and outstanding. The outstanding shares of DPII capital stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities convertible or exchangeable for, any capital stock of DPII or any agreements or offers to issue any such subscriptions, options, warrants, calls, commitments or other rights.

        4.3 [RESERVED].

        4.4 [RESERVED].

        4.5 Authority of DPII.

        DPII has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of DPII are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The vote of, or consent by, the holders of each class or series of capital stock or indebtedness issued by DPII necessary to authorize the execution and delivery by DPII of this Agreement or the consummation of this Agreement has been obtained. This Agreement has been duly and validly executed and delivered by DPII and constitutes a legal, valid and binding obligation of DPII enforceable against DPII in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        DPII does not, directly or indirectly, beneficially own or own of record any equity securities of or any other equity interest in, any other Person or have any other equity investment or other ownership interest in any other Person.

        4.6 No Conflicts.

        The execution and delivery by DPII of this Agreement do not, and the performance by DPII of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

             (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of DPII;

             (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to DPII, the DPII Business, or the DPII Assets and Properties;

             (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which

DPII, any of its DPII Assets and Properties or any shares of DPII's capital stock may be bound, except for such breaches or defaults as set forth on the DPII Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date; or

             (d) result in an imposition or creation of any Encumbrance on the DPII Business, the DPII Assets and Properties or any DPII capital stock.

        4.7 Consents and Governmental Approvals and Filings.

        No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of DPII is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or to enable DPII to conduct the DPII Business after the Closing Date in a manner consistent with that in which the DPII Business is presently conducted.

        4.8 Books and Records.

        The minute books and other corporate records of DPII contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of DPII. The stock transfer ledgers and other similar records of DPII accurately reflect all issuances and record transfers in the capital stock of DPII. The books and records of DPII, taken as a whole, fairly reflect all of its transactions, properties, assets and liabilities. Except as specifically noted therein and except for revenue items from customers that may be non-recurring, there have been no material, special or non-recurring items of income or expense with respect to DPII, during the periods covered by the DPII Financial Statements, and the Interim DPII Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets of DPII, except as specifically disclosed in the DPII Financial Statements or in the notes thereto. Except as specifically noted therein, the DPII Financial Statements reflect all adjustments necessary for a fair presentation of the financial condition and results of operations of DPII. The other Books and Records of DPII are in all material respects true and correct and, taken as a whole, are complete.

        4.9 DPII Financial Statements.

        DPII has previously delivered to Axys the DPII Financial Statements. Such DPII Financial Statements (i) are true, correct and complete, (ii) have been prepared in accordance with the Books and Records of DPII in a consistent manner throughout all of the periods indicated, (iii) have been prepared in conformity with GAAP, consistently applied, and (iv) fairly present the financial condition and results of operations of DPII as of the respective dates thereof and for the periods covered thereby; provided, that the Interim DPII Balance Sheet is subject to normal year-end adjustments and lack footnotes and certain other presentation items.

        4.10 Absence of Changes.

        Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Interim Balance Sheet Date, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on DPII or the DPII Business and since the Interim Balance Sheet Date, DPII has not taken any action which if taken after the date of this Agreement, without Axys' consent, would violate Section 7.3 hereof.

        4.11 No Undisclosed Liabilities.

        Except as disclosed in the DPII Financial Statements, there are no Liabilities, nor any basis for any claim against DPII for any such Liabilities, relating to or affecting DPII or any of the DPII Assets and Properties, other than Liabilities incurred after the end of the period covered by the Interim DPII Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on DPII.

        4.12 Tangible Personal Property.

        DPII is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all DPII Assets and Properties constituting tangible personal property (including inventory) reflected on the Interim DPII Balance Sheet and any tangible personal property acquired since that date other than tangible personal property disposed of since such date in the Ordinary Course of Business. All such DPII Assets and Properties are (if it has a cost or fair market value above $1,000) listed in Section 4.12 of the DPII Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances.

        4.13 Benefit Plans; ERISA.

             (a) The DPII Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. DPII has made no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. DPII has provided to Axys (i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three (3) most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report, (iii) the most recent IRS determination letter with respect to each Qualified Plan and (iv) the most recent trustee's report for each Benefit Plan funded through a trust.

             (b) Neither DPII, an ERISA Affiliate nor predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to DPII or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

             (c) Each Benefit Plan has been operated and administered in accordance with its terms and, as of the Closing Date, will be in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code) except to the extent a failure to do so would not have a Material Adverse Effect.

             (d) Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor's ability to rely on such determination letter.

             (e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of DPII or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of DPII or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

             (f) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of DPII or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

             (g) There are no pending or, to the Knowledge of DPII, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

        4.14 Real Property.

        DPII does not own any real property related to the DPII Business. The DPII Disclosure Schedule contains a complete and accurate legal description of
(i) each parcel of DPII Real Property leased by DPII (as lessee or lessor) (the "DPII Real Property") and (ii) all Encumbrances (other than Permitted Encumbrances) relating to or affecting the DPII Real Property. DPII has a valid leasehold interest in all real property used in or relating to the conduct of the DPII Business, free and clear of all Encumbrances other than Permitted Encumbrances. DPII has rights of ingress and egress with respect to the DPII Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the DPII Business. There is no pending or, to the Knowledge of DPII, threatened condemnation of any of the respective parcels of DPII Real Property or any part thereof. To the Knowledge of DPII, none of such DPII Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation. Each lease with respect to the DPII Real Property is a legal, valid and binding agreement of DPII subsisting in full force and effect enforceable in accordance with its terms, and there is no, and DPII has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. DPII does not owe any brokerage commissions with respect to any such DPII Real Property.

        4.15 Intellectual Property Rights.

             (a) Section 4.15(a) of the DPII Disclosure Schedule lists (i) all those United States, international and foreign (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks and (C) registered copyrights and applications for copyright registration that are owned by DPII and are used in or currently contemplated to be used in the DPII Business (collectively, the "DPII Registered Intellectual Property") and (ii) all licenses, sublicenses and other agreements to use Intellectual Property rights owned by any third party which are not generally commercially available and are currently used by DPII in the conduct of its DPII Business. DPII has delivered to Axys complete and accurate copies of each agreement, registration and other material documents relating to the DPII Registered Intellectual Property set forth in Section 4.15(a) of the DPII Disclosure Schedule.

             (b) DPII owns or possesses adequate and enforceable licenses, trade secrets, know-how, patents, copyrights, trademarks, service marks, brand names and trade names and other rights of every kind, and all applications for any of the foregoing, necessary for, or used in the operation of, the DPII Business as now conducted, and such ownership, possession or license does not conflict with or infringe on the rights of third parties with respect to the DPII Intellectual Property. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair DPII's ownership or use of DPII Intellectual Property. No Person has a right to receive a royalty or similar payment directly or indirectly from DPII in respect of any item of DPII Intellectual Property pursuant to any contractual arrangements entered into by DPII. DPII has not received any notice that its or any third party's use of any item of DPII Intellectual Property is infringing upon or otherwise violating the rights of DPII or any third party in or to such DPII Intellectual Property, and no notices have been received by, and to the knowledge of DPII, no proceedings have been instituted against, DPII alleging that use or proposed use of any item of DPII Intellectual Property by DPII or any third party infringes upon or otherwise violates any rights of DPII or a third party in or to such DPII Intellectual Property.

             (c) With respect to (i) each item of DPII Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such DPII Registered Intellectual Property have been made and all necessary documents and certificates in connection with such DPII Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such DPII Registered Intellectual

Property and (ii) those patents set forth in Section 4.15(a) of the DPII Disclosure Schedule, no information material to patentability under applicable law has been knowingly withheld from the examining office in a manner that would constitute fraud or inequitable conduct. DPII owns and has good and exclusive title free and clear of any Encumbrance to all DPII Registered Intellectual Property listed in Section 4.15(a) of the DPII Disclosure Schedule.

             (d) To the extent that any work, invention, or material has been developed or created by a third party for DPII, DPII has a written agreement with such third party with respect thereto and DPII thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all DPII Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

             (e) Section 4.15(e) of the DPII Disclosure Schedule lists all contracts, licenses and agreements to which DPII is a party that are currently in effect (i) with respect to DPII Intellectual Property licensed (or subject to an option or similar right to license) to any third party; or (ii) pursuant to which a third party has licensed or transferred any DPII Intellectual Property to DPII other than customary confidentiality agreements and material transfer agreements entered into in the Ordinary Course of Business of DPII.

             (f) The contracts, licenses and agreements listed in Section 4.15(a) and (e) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Section 4.15(a) and (e) of the DPII Disclosure Schedule. DPII is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed in
Section 4.15(a) and (e) of the DPII Disclosure Schedule and, to the Knowledge of DPII, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, DPII will be permitted to exercise all of DPII's rights under the contracts, licenses and agreements listed in Sections 4.15(a) and (e) of the DPII Disclosure Schedule to the same extent DPII would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which DPII would otherwise be required to pay under existing agreements.

             (g) Section 4.15(g) lists all contracts, licenses and agreements between DPII and any third party wherein or whereby DPII has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by DPII or such third party of the Intellectual Property of any third party.

        4.16 Proprietary Information of Third Parties.

        DPII has not received notice from a third party claiming nor, to the Knowledge of DPII does any third party have reason to claim that any person employed by or affiliated with DPII in connection with and during DPII's ownership and operation of the DPII Business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from DPII which suggests that such a claim might be contemplated. To the Knowledge of DPII, no person employed by or affiliated with DPII in connection with and during DPII's ownership and operation of the DPII Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with DPII in connection with and during DPII's ownership and operation of the DPII Business has violated any confidential relationship which such person may have had with any third party, in connection with the DPII Business, and DPII has no reason to believe there will be any such employment or violation.

        4.17 Litigation.

        There are no Proceedings, including bankruptcy proceedings, pending or, to the Knowledge of DPII, there are no investigations or Proceedings threatened or anticipated against, relating to or affecting (i) DPII or the DPII Assets and Properties, (ii) DPII and its business and properties to the extent the same could be reasonably expected to adversely effect the ability of DPII to consummate the transactions contemplated hereby, or (iii) the transactions contemplated by this Agreement. To the Knowledge of DPII, DPII is not in default with respect to any Order, and there are no unsatisfied judgments against DPII.

        4.18 Compliance with Law.

             (a) Except as otherwise provided in Section 4.20 below, DPII is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on DPII. DPII has not received any written notice to the effect that, or otherwise has been advised that, DPII is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on DPII.

        4.19 Contracts.

             (a) Section 4.19(a) of the DPII Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements (each, a "DPII Material Contract") to which DPII is a party or by which any of the DPII Assets and Properties are bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                    (i) all collective bargaining or similar labor agreements;

                    (ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis;

                    (iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of DPII;

                    (iv) all guarantees of any obligation;

                    (v) all leases or agreements under which DPII is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

                    (vi) all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by DPII of an amount in excess of $25,000 and which cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to DPII;

                    (vii) all license agreements, distribution agreements or any other agreements involving any DPII Intellectual Property;

                    (viii) all subscription or registration rights agreements or any other agreements related to the equity ownership of DPII;

                    (ix) all contracts or commitments that in any way restrict DPII from carrying on the DPII Business anywhere in the world; and

                    (x) all other contracts and agreements that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by DPII or the other party of an amount in excess of $25,000 and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to DPII.

             (b) Each contract, agreement or other arrangement disclosed in
Section 4.19(a) of the DPII Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable by DPII in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. DPII has performed all of its required material obligations under, and is not materially in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of DPII, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. None of the present employees, officers, directors or shareholders of DPII is, and none of the former employees, officers or directors of DPII while providing services for DPII was, a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the DPII Business as now operated.

        4.20 Environmental Matters.

             (a) As of the Effective Date DPII is in material compliance with all applicable Environmental Laws. DPII has not received any written communication whether from a Governmental or Regulatory Authority or citizen group, that alleges that DPII or any of the DPII Assets and Properties used in the DPII Business are not in material compliance with Environmental Laws. All Permits and other governmental authorizations currently held by DPII or under which it operates pursuant to Environmental Laws (collectively, "DPII Environmental Permits") are identified, together with their respective expiration dates, in Section 4.20(a) of the DPII Disclosure Schedule and, to the knowledge of DPII, currently represent all DPII Environmental Permits necessary for the conduct of the DPII Business as currently conducted. DPII has not been notified by any relevant Governmental or Regulatory Authority that any DPII Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of DPII, no DPII Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of DPII.

             (b) As of the Effective Date there is no Environmental Notice that is (i) pending or, to the Knowledge of DPII, threatened in writing against DPII or (ii) to the Knowledge of DPII, pending or threatened in writing against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to DPII.

             (c) To the Knowledge of DPII there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by DPII (or any entity formerly an Affiliate of DPII), including, without limitation, the release, emission, discharge or disposal of any Material into the Environment, that (i) could reasonably be expected to result in the incurrence by DPII of significant costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to DPII or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to DPII.

             (d) Without in any way limiting the generality of the foregoing,
(i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by DPII are identified in
Section 4.20(d) of the DPII Disclosure Schedule, (ii) to the Knowledge of DPII there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by DPII, (iii) to the Knowledge of DPII no polychlorinated biphenyls (PCB's) are used, disposed of or stored on any property owned, leased or used by DPII and (iv) all locations currently or formerly owned, leased or used by DPII (or any former Affiliate of DPII) are identified and described in Section 4.20(d) the DPII Disclosure Schedule.

             (e) DPII has heretofore delivered to Axys correct and complete copies of all environmental studies, assessments, reports, results of investigations and audits of the DPII

Assets and Properties, and made available similar information that is in the possession of DPII regarding environmental matters pertaining to the operations of the DPII Business or the environmental condition of real property currently or previously owned, leased or operated by DPII or used in the DPII Business.

             (f) By virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, DPII is not required under any Environmental Laws to undertake (i) the performance of a site assessment for Materials, (ii) the removal or remediation of Materials, (iii) the giving of notice to or receiving the approval of any Governmental Authority, or (iv) the recording or delivery to other persons of any disclosure document or statement pertaining to environmental matters.

        4.21 Inventory.

        The inventory of DPII is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended and the value of such inventory is accurately reflected in the books and records of DPII in accordance with GAAP in a consistent manner through all relevant periods. To the knowledge of DPII, there is no material adverse condition affecting the supply of materials available to DPII. To the Knowledge of DPII, no supplier of DPII is in violation of any federal, state, local or foreign law, ordinance, regulation or Order, which violation has a Material Adverse Effect on such supplier's ability to produce or supply DPII with any product necessary for the operations of the DPII Business.

        4.22 Plants, Buildings, Structures, Facilities and Equipment.

             (a) All plants, buildings, structures, facilities and equipment used by DPII in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of the DPII Business as presently conducted;

             (b) No such plant, building, structure, facility or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost; and

             (c) With respect to each plant, building, structure, facility or item of equipment, DPII has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists.

        4.23 Insurance.

             (a) Set forth in Section 4.23 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to DPII or the

DPII Assets and Properties (or any of DPII's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies, bonds and other forms of insurance set forth in Section 4.23 of the DPII Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies, bonds and other forms of insurance are sufficient for compliance with all requirements of law and all agreements to which DPII is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of DPII, provide adequate insurance coverage for DPII and the DPII Business and DPII Assets and Properties.

        4.24 Taxes.

             (a) DPII has timely filed with the appropriate Taxing Authorities all income and franchise Tax Returns and all other Tax Returns relating to DPII, DPI Assets and Properties and Tax withholding obligations of DPII required to be filed by or with respect to it (taking into account applicable extensions). Each such Tax Return was correct and complete in all material respects when filed. DPII has paid in full (or had paid on its behalf), or has made provision in the DPII Financial Statements for, all Taxes which are due or claimed to be due by any Taxing Authority (whether or not shown as due on any Tax Return), and has made (or has had made on its behalf) all required estimated payments of Taxes. DPII has not incurred any liability for Taxes other than in the Ordinary Course of Business since the date of the most recent DPII Financial Statements. There are no liens for Taxes upon DPII Assets and Properties except for statutory liens for current Taxes not yet due.

             (b) None of DPII or any subsidiaries of DPII has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. DPII was formed on March 22, 1995. Neither DPII nor any of its subsidiaries has received any notice of deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes which have not been fully paid or finally settled. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes of or with respect to DPII or any of its subsidiaries for periods prior to the Closing Date which have not been audited by any Taxing Authority. None of DPII, its officers or directors, any subsidiary of DPII, its officers or directors, is aware of any information which has caused or should cause any of them to believe that an audit by any Taxing Authority of Taxes of or with respect to DPII or any of its subsidiaries may be forthcoming. No claim has ever been made by an authority in a jurisdiction where DPII or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

             (c) DPII and each of its subsidiaries has withheld and paid over to the appropriate Taxing Authorities all Taxes required to have been so withheld and paid over with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person for all periods under all applicable laws relating to the withholding of Taxes.

             (d) Neither DPII nor any of its subsidiaries has any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) other than as a member of the DPII affiliated group, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

             (e) Neither DPII nor any of its subsidiaries has filed or will file prior to the Closing a consent under Section 341(f) of the Code. Neither DPII nor any of its subsidiaries is obligated to make any payments, or is a party to any agreement (whether written or oral) that could obligate it to make any payments that will not be deductible under Section 162(m) or Section 280G of the Code, whether paid prior to or after the Closing. Neither DPII, nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

             (f) Neither DPII nor any of its subsidiaries has agreed, and DPII or such subsidiary is not required, to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis for determining the reserves of DPII or such subsidiary or otherwise, and neither DPII nor any of its subsidiaries has any application pending with any Taxing Authority requesting permission to make any changes in any accounting method or in the basis for determining its reserves. The IRS has not proposed any such adjustment or change in accounting method or in the basis of determining its reserves.

             (g) Neither DPII nor any of its subsidiaries has any outstanding balances of deferred gain or loss accounts related to any "intercompany transactions" (as defined in Treasury Regulations Section 1.1502-13(b)) to which DPII or any of its subsidiaries was a party.

             (h) DPII will file for the Post-Closing Period, as a common parent corporation of an Affiliated Group, a consolidated return for federal income tax purposes on behalf of itself and the Company, and the Company will be an "includible corporation" (within the meaning of Section 1504(b) of the Code) in such Affiliated Group.

             (i) There is no power of attorney given by or binding upon DPII or any of its subsidiaries with respect to Taxes for any period for which the applicable statute of limitations (including any waivers or extensions) has not expired as of the date of this Agreement or will not have expired by the Closing Date.

             (j) Neither DPII nor any of its subsidiaries is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, which is not in accordance with past practice and not required by this Agreement and (i) which has the effect of or gives rise to the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by DPII or such subsidiary after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

        4.25 Labor and Employment Relations.

        To the Knowledge of DPII , no officer, DPII key employee or group of ten
(10) or more employees of DPII has or have any plans to terminate his, her or their employment with DPII. DPII is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of DPII, there are no attempts to organize any of DPII's employees by any person, unit or group seeking to act as their bargaining agent. DPII has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes. There are no pending or, to the Knowledge of DPII , threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by DPII. No union representation elections relating to DPII's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and to the Knowledge of DPII, there is no investigation of DPII's employment policies or practices by any Governmental or Regulatory Authority pending or threatened. DPII is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of DPII. DPII has never experienced any work stoppages and to the Knowledge of DPII, no work stoppage has been threatened or is planned.

        4.26 Certain Employees.

        DPII has provided to Axys under cover of a letter dated as of the date hereof, a list of the names of DPII's employees and consultants as of the date hereof involved in the senior management of the DPII Business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1998 and 1999 and to date in 2000 (if applicable) and the current rate of pay for each such person on the date of this Agreement (the "DPII Employee Letter"). The DPII Employee Letter shall specifically indicate the employees and consultants hired or retained since June 30, 1999 or which DPII has agreed to hire or retain. None of such persons has an employment agreement or understanding, whether oral or written, with DPII which is not terminable on notice by DPII without cost or other liability to DPII. From December 31, 1999, to the date hereof, inclusive, DPII has not fired, terminated or otherwise discharged any employee or consultant with total expected annual compensation (including bonus potential) in excess of $30,000, or entered into (or agreed to enter into) any employment, consulting or similar agreement, with a value in excess of $30,000.

        4.27 Absence of Certain Changes. Since December 31, 1999 DPII has conducted the DPII Business in the ordinary and usual course consistent with past practice, and there has not been any of the following:

             (a) any change or amendment to the certificate or articles of incorporation, bylaws or other organizational documents of DPII;

             (b) any issuance or sale or purchase or redemption of any equity securities or of any derivative securities of DPII, other than pursuant to this Agreement;

             (c) any dividend or other distribution declared, set aside, paid or made with respect to its equity securities or any direct or indirect redemption, purchase or other acquisition of such equity securities by DPII;

             (d) any acquisition or disposition of assets by DPII having a fair value or for a purchase price in excess of $100,000, in the aggregate, other than acquisitions or dispositions made in the ordinary course of business consistent with past practice;

             (e) any incurrence of any Liabilities except Liabilities incurred in the ordinary course of business and consistent with past practice, none of which, in any case or in the aggregate, are material to the financial condition or operating results of DPII;

             (f) any payment, discharge or satisfaction of any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities and obligations reflected or reserved against in the DPII Financial Statements or incurred in the ordinary course of business and consistent with past practice;

             (g) any commitment, agreement, settlement or transaction entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing), other than in the ordinary course of business consistent with past practice;

             (h) any amendment of any mortgage, Encumbrance, lease agreement, Permit, loan agreement, indenture or other agreement, instrument or document, other than in the ordinary course of business consistent with past practice;

             (i) any default, event of default or breach (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by DPII of any credit, financing or other agreement or instrument relating to any material Indebtedness;

             (j) any sale, assignment, transfer or license of any patents, patent applications, designs, logos, trademarks, trademark applications, servicemarks, servicemark applications, trade names, Internet domain names, copyrights, trade secrets, licenses, know-how, formulae, models, information, software and processes;

             (k) any damage, destruction, theft or other casualty loss that is reasonably likely to have a Material Adverse Effect;

             (l) any entry into or amendment of any Material Contract;

             (m) any entry into or amendment of any employment or severance compensation agreement or consulting or similar agreement with, or any increase in the compensation or benefits payable or to become payable by DPII to any employee of DPII (other than agreements terminable without penalty or similar payment by DPII on not more than 30 days' notice and any other increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

             (n) any write down or write up in the value of any inventories (including write-downs by reason of shrinkage or mark-down), any change, other than in the ordinary course of business consistent with past practice, in the standard costs utilized in determining the value of any inventories or any failure to replenish any inventories in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

             (o) any change in the financial or tax accounting methods, principles or practices of DPII for financial or tax accounting purposes, except as required by GAAP or applicable law;

             (p) any adoption of a plan of or any agreement or arrangement with respect to or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of DPII;

             (q) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

             (r) any settlement of any material Tax audit, the making or changing of any material Tax election or the filing of any amended Tax Return; or

             (s) any commitment or agreement to do any of the foregoing, except as otherwise required or expressly permitted by this Agreement.

        4.28 Customers/Supplier.

        DPII has previously provided to Axys a true and correct list of DPII's ten largest customers and gross revenues from such customers during the 1998 fiscal year and the 1999 fiscal year and for the three-month period ended March 31, 2000 (measured by revenues to the DPII Business). Since January 1, 1999, no such customer has stopped doing business with DPII, and to the Knowledge of DPII, no such customer has advised DPII that it is not continuing, or is terminating, or is making an adverse change with respect to its business with DPII and to the Knowledge of DPII, the consummation of the transactions contemplated by the Agreement will not adversely affect any such relationships. To the Knowledge of DPII, DPII and the DPII Business are not dependent upon any single vendor or group of affiliated vendors such that the discontinuance of supply or service from such vendor or vendors would have, or could be reasonably expected to have, a Material Adverse Effect on DPII or the DPII Business.

        4.29 Necessary Property.

        All of the DPII Real Property and DPII Assets and Properties owned or leased by DPII and the DPII Intellectual Property listed on the DPII Disclosure Schedule owned by or licensed to DPII constitute all of the property reasonably necessary for the conduct of the DPII Business in the manner and to the extent presently conducted by DPII.

        4.30 [reserved]

        4.31 Permits.

        Section 4.31 of the DPII Disclosure Schedule contains a true and complete list of all Permits used in, and material to, individually or in the aggregate, the DPII Business. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable DPII to conduct the DPII Business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable DPII to conduct the Business as now operated. To the Knowledge of DPII, there is no pending Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business or of the conduct of the DPII Business after the Closing. DPII has provided Axys with true and complete copies of all Permits listed in the DPII Disclosure Schedule.

        4.32 Brokers.

        DPII has not retained any broker in connection with the transactions contemplated hereunder. Axys has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of DPII.

        4.33 Year 2000 Compliance.

        All material Computer Systems owned, licensed or used by DPII as they relate to the DPII Business are Year 2000 Compliant. To the extent material to the operation of the DPII



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

Business, DPII has obtained representations or assurances from each entity that
(x) provides Date Data to DPII, (y) processes in any way Date Data for DPII, or
(z) otherwise provides any material product or service to DPII that is dependent on Year 2000 Compliance, that all of such entity's Date Data and related software and systems that are used for, or on behalf of, DPII, and are related to the DPII Business are Year 2000 Compliant. The costs of becoming Year 2000 Compliant will not have a Material Adverse Effect on the DPII Business or on the operations or financial condition of DPII.

        4.34 Insider Interests and Affiliate Transactions.

        There are no (i) suppliers or customers of the Business in which a stockholder holding 5% or more of any class of securities of DPII or a director, officer or management employee of holds, directly or indirectly, a significant ownership or other interest, (ii) intercompany liabilities or obligations between DPII, on the one hand and, any of its Affiliates, on the other hand, that are not eliminated in DPII's consolidated financial reporting or (iii) other material business relationships between DPII, on the one hand, and any current or former stockholder, director, officer or employee, on the other hand, other than in such Person's capacity as a stockholder, director, officer or employee in the ordinary course of business.

        4.35 Material Misstatements and Omissions.

        To the Knowledge of DPII, the representations and warranties of DPII contained in this Agreement (including the exhibits and schedules hereto) do not contain and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in this context and under the circumstances in which such statements or facts appear, not misleading.

        4.36 Investment Intent.

        DPII is acquiring the Axys AAT Stock for its own account and for investment, and not with a view to, or for sale in connection with any distribution of such Company Shares. DPII acknowledges that such Company Shares constitute "restricted securities" which cannot be resold absent a registration statement for such resale under the Securities Act of 1933 (and blue sky equivalents) or an exemption from the registration requirements thereof.

                                    ARTICLE V

              CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND AXYS

        The obligations of the Company and Axys to effect the transactions contemplated hereby are subject to the satisfaction, at or before the Closing, of each of the following conditions:

        5.1 Representations, Warranties and Covenants.

        All representations and warranties of DPII contained in this Agreement shall be true and correct on and as of the Closing Date and each of DPII and Mergersub shall have performed all agreements and covenants required to be performed by it prior to or on the Closing Date.

        5.2 No Proceedings.

        No Proceedings against DPII or Mergersub shall have been instituted or threatened which question the validity or legality of the transactions contemplated hereby.

        5.3 Consents.

        All Permits, authorizations, consents, approvals and waivers from third parties and Governmental or Regulatory Authorities and other Persons necessary or appropriate to permit DPII and Mergersub to perform their respective obligations hereunder and to consummate the transactions contemplated hereby shall have been obtained.

        5.4 Closing Deliveries.

        DPII shall have executed and delivered the documents required to be executed and delivered by DPII pursuant to Section 2.14(c) above.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF DPII AND MERGERSUB

        The obligation of DPII and Mergersub to effect the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the following conditions:

        6.1 Representations, Warranties and Covenants.

        All representations and warranties of Axys and the Company contained in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date and Axys and the Company shall have performed all agreements and covenants required to be performed by them prior to or on the Closing Date.

        6.2 No Proceedings.

        No Proceedings against the Company or Axys shall have been instituted or threatened which question the validity or legality of the transactions contemplated hereby.

        6.3 Consents.

        All Permits, authorizations, consents, approvals and waivers from third parties and Governmental or Regulatory Authorities and other Persons necessary or appropriate to permit



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

Axys and the Company to perform their respective obligations hereunder and to consummate the transactions contemplated hereby shall have been obtained.

        6.4 Closing Deliveries.

        The Company and Axys shall have executed and delivered the documents required to be executed and delivered by the Company or Axys pursuant to Section 2.14(b) above.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

        7.1 Covenants by Axys and DPII.

        Prior to the Closing Date, each of Axys, the Company, DPII and Mergersub covenant to act as follows:

             (a) Notification of Certain Matters. Each of the parties shall give prompt notice to the other party, of (i) the discovery of a fact or facts of which the notifying party has actual knowledge which cause any of the representations, warranties or statements made by it or in an any exhibit, schedule or other document delivered pursuant to this Agreement, to be false or misleading or omit any facts necessary in order to make such representations, warranties or statements not false or misleading; (ii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by them in this Agreement to be untrue or inaccurate any time from the date of this Agreement to the Closing Date; and
(iii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder. Each party hereto shall use all reasonable efforts to remedy any failure on its or his part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him/her hereunder.

             During the period from the date of this Agreement to the Closing Date, DPII will reasonably promptly notify Axys of any material change in, or outside of, the Ordinary Course of Business of DPII or the DPII Business and of any Governmental or Regulatory Authority complaints, investigative hearings, or the institution, written threat (to the extent DPII has or should have Knowledge of such threat) or settlement of litigation, in each case involving an amount in excess of $50,000 and relating to DPII or the DPII Business, and shall keep Axys fully informed in reasonable detail of such events. DPII shall not enter into any settlements over $50,000 in connection with any such litigation without the prior written consent of Axys.

             During the period from the date of this Agreement to the Closing Date, Axys and the Company will reasonably promptly notify DPII of any material change in, or outside of, the Ordinary Course of Business of the Company or the Business and of any Governmental or Regulatory Authority complaints, investigative hearings, or the institution, written threat (to the extent Axys or the Company has or should have Knowledge of such threat) or settlement of litigation, in each case involving an amount in excess of $50,000 and relating to the Company or the Business, and shall keep DPII fully informed in reasonable detail of such events. Neither the Company nor Axys shall enter into any settlements over $50,000 in connection with any such litigation without the prior written consent of DPII.

             (b) Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable commercial efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays or otherwise which are necessary to the consummation of the transactions contemplated by this Agreement. Any time after the closing, Axys and DPII will, and DPII will cause the Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by DPII or Axys, as the case may be, to satisfy its obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

             (c) Filings. Each of the parties hereto will use its reasonable commercial efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement. Axys and DPII will coordinate and cooperate with one another in exchanging such information and provide each other such assistance as any other party may reasonably request in connection with the foregoing.

             (d) Confidentiality.

                    (i) Except as and to the extent required by law or as expressly permitted in the other Transaction Agreements, the parties hereto will not disclose or use, and will direct their respective representatives not to disclose or use any Confidential Information of such other party furnished, or to be furnished, by such other party or its representatives to the receiving party or its representatives at any time or in any manner other than use in connection with the transaction contemplated in this Agreement or disclosure permitted by the terms hereof; provided, that if such disclosure is required by federal or state securities laws or regulations of any stock exchange (or quotation system), the party making such disclosure shall use reasonable efforts to limit the disclosure (including seeking confidential treatment, if applicable, of commercially sensitive or proprietary information) and shall reasonably consult with the other party regarding the timing and content of any such disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information which is generally known to the public or to companies in businesses similar to the Business, or which later, through no act of the disclosing party, becomes generally known.

                    (ii) In the event this Agreement is terminated prior to the consummation of the transaction contemplated hereunder, the party receiving any such Confidential Information shall (a) return to the party disclosing the same, or shall destroy in a manner satisfactory to such disclosing party, all tangible forms of such Confidential Information, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by or on behalf of the receiving party or any of its directors, officers, employees, advisors or representatives that incorporate or are derived from such Confidential Information, and (b) immediately cease, and shall cause its directors, officers, employees, partners, advisors and representatives to cease, use of such Confidential Information as well as any information or materials that incorporate or are derived from such Confidential Information.

             (e) Public Announcements. Prior to the Closing, the Company, Axys, DPII and Mergersub shall not issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior consent of the other parties, except as may be required by applicable law on the part of Axys upon the advice of counsel and announcement to DPII's indirect investors and financing services.

             (f) Disclosure Schedule Supplement. At any time on or before the third business day prior to the Closing Date, any party may update particular sections of the Disclosure Schedule or DPII Disclosure Schedule, as the case may be, by delivering to DPII or Axys, as the case may be, a written description of a matter or event that first arises (and was reasonably foreseeable only after the date hereof (specifying the applicable sections of the Disclosure Schedule or DPII Disclosure Schedule, as the case may be, being updated) by each such matter or event) that would, if not for the update to the Disclosure Schedule or DPII Disclosure Schedule, as the case may be, contemplated thereby, result in one or more of the conditions set forth in Section 5.1, Section 5.2, Section 6.1 or Section 6.2 hereof not being satisfied at Closing; provided, that no such update shall be effective for purposes of determining whether any of the conditions set forth in Article VI hereof shall have been satisfied at Closing; provided, further, that no such update shall be effective unless accompanied by a written acknowledgment by such party that the matter or event described would, if not for the update to the applicable sections of the Disclosure Schedule or DPII Disclosure Schedule, as the case may be, provided for herein, result in one or more of the conditions set forth in Section 5.1, Section 5.2, Section 6.1 or
Section 6.2 hereof not being satisfied and agreeing to terminate and abandon this Agreement pursuant to Section 10.1(a)(i) hereof at the option of the counterparty. If the Closing occurs, the Disclosure Schedule or DPII Disclosure Schedule, as the case may be, shall be deemed supplemental or amended for all purposes of the Agreement, including without limitation, Section 8.2.

        7.2 Covenants of the Company and Axys.

        Prior to the Closing Date, each of the Company and Axys covenants to act as follows:

             (a) Maintenance of Business Prior to Closing. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company has conducted and will continue to conduct the Business in accordance with its Ordinary Course of Business and seek to preserve its current relationships with the customers and other persons with whom it has business relations to the extent consistent with its Ordinary Course of Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of DPII, the Company will not, and Axys will cause the Company not to, with respect to the Company or the
Business:

                    (i) (A) create, incur or assume any long-term or short-term debt (including obligations with respect to capital leases), other than under revolving credit facilities existing as of the date of this Agreement or in connection with the acquisition of any real property, machinery, equipment or other capital assets with a purchase price not in excess of $25,000 in the aggregate or (B) assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) the obligations of any other Person, other than endorsing negotiable instruments in the Ordinary Course of Business;

                    (ii) (A) except as required by applicable law, increase the compensation of any Company Employee, other than in the Ordinary Course of Business, (B) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required by law or by any Plan to any Company Employee, whether past or present, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or commitment, or to any employment or consulting agreement with or for the benefit of any Person or (D) amend any Benefit Plan, other than as required by, or as necessary to comply with, applicable law or by any such Benefit Plan;

                    (iii) (A) except as permitted by Section 7.2(a)(xv), sell, transfer or otherwise dispose of, or agree to sell, transfer, license, grant or otherwise dispose of any of its Company Assets or Properties except in the Ordinary Course of Business or (B) permit any Encumbrance on any of its Asset or Properties;

                    (iv) permit any insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies with similarly rated insurance companies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

                    (v) make any changes to the accounting methods, principles or practices applicable to the Company, except as required by GAAP;

                    (vi) permit any damage, destruction or casualty loss, whether covered by insurance or not, material to the Business taken as a whole;

                    (vii) make, pay, discharge or otherwise satisfy any claims, Liabilities or Encumbrances of the Business except in the Ordinary Course of Business;

                    (viii) through negotiation or otherwise, make any commitment or incur any Liability with respect to make any capital expenditure or commitment or additions to the

Company Assets and Properties except for capital expenditures made in the Ordinary Course of Business and that do not exceed Twenty-Five Thousand Dollars ($25,000);

                    (ix) enter into any other agreements, commitments or transactions, except (A) agreements, commitments or transactions made in the Ordinary Course of Business or (B) operating leases in an amount not to exceed in the aggregate $10,000 per month on a cumulative basis;

                    (x) create, organize or otherwise establish any new subsidiary or other entity;

                    (xi) take or omit to take any action in violation or contravention of any provision of Section 3.27 above or any other representation or warranty hereunder;

                    (xii) fail to perform in a timely manner any of the Company's obligations under any contracts to which the Company is a party;

                    (xiii) settle any material Tax audit, make or change any material Tax election or file any amended income or other material Tax Return;

                    (xiv) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or accelerate the vesting schedule of any options, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible shares, except for employee stock options (exercisable for DPII shares) offered, subject to approval of DPII's Board following the Closing, to new employees of the Company in the Ordinary Course of Business; provided, that in no event shall the aggregate number of shares of common stock of DPII so offered exceed 20,000 shares;

                    (xv) declare, set aside or pay any dividend or other distribution or make or agree to make any distribution or payment in respect of its capital stock or redeem, purchase or otherwise acquire or agree to acquire any of its capital stock other than cash dividends paid to Axys on or prior to the Closing Date in an amount not to exceed the excess of (A) the amount of cash held by the Company as of the Closing Date, over (B) the amount of cash received by the Company (or by Axys in respect of the Company) between January 1, 2000 and the Closing Date and not in the ordinary course of business;

                    (xvi) hire or retain (or offer to hire or retain) any employee or consultant with total annual expected compensation (including bonus potential) in excess of $100,000, fire, terminate or otherwise discharge any such employee or consultant or enter into any employment, consulting or similar agreement; or

                    (xvii) agree, whether in writing or orally, whether formally or informally, to engage in any of the actions described in this Section 7.2(a).

             (b) Investigation by DPII. The Company and Axys shall allow DPII, at its own expense during regular business hours, or otherwise with the consent of Axys (which consent shall not be unreasonably withheld), to make such inspection of the Company and the Business and to inspect (and, if applicable, make copies of) Books and Records, offices and other facilities of the Company as requested by DPII and necessary for or related to the operation of the Business, including historical financial information, concerning the Business.

             (c) Consents. As soon as practicable, the Company and Axys will commence all reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete consummation of the transactions contemplated hereby by the Closing Date.

             (d) Compliance with Laws. The Company and Axys shall comply with all laws and regulations which are applicable to them or to the conduct of the Business where failure so to comply would have a Material Adverse Effect on the Company or the Business and will perform and comply with all contracts to which the Company is a party where failure so to perform and comply would have a Material Adverse Effect on the Company or the Business.

             (e) Continued Truth of Representations and Warranties. The Company and Axys will not take any actions which would result in any of its representations, warranties, covenants and agreements set forth in this Agreement to be untrue, incorrect, unsatisfied or otherwise changed in any material respect at any time.

             (f) Cooperation. The Company and Axys shall cooperate fully with DPII and shall provide DPII with such assistance as DPII may reasonably request, for the purpose of facilitating the performance by DPII of its respective obligations under this Agreement.

             (g) Intercompany Accounts. Except as set forth in Section 7.2(g) of the Disclosure Schedule, as of the Closing, all agreements (other than any confidentiality agreement, the Investors' Rights Agreement Amendment, the Shareholders' Agreement Amendment, the Voting Agreement Amendment, the Standstill Agreement, the Indemnity Escrow Agreement, the Non-Competition Agreement, the Contribution Agreement, the Facilities Agreement, the Sublease Amendment, the License Agreement and the Compound Supply Agreement) between Axys or an Affiliate of Axys (other than the Company) and the Company or DPII will be terminated without further liability to any party thereto with respect to periods following the Closing.

        7.3 Covenants of DPII. Prior to the Closing Date, DPII covenants to act as follows:

             (a) Maintenance of Business Prior to Closing. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, DPII has conducted and will continue to conduct in accordance with its Ordinary Course of Business and seek to preserve its current relationships with the customers and other persons with whom it has business relations to the extent consistent with its Ordinary Course of



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

Business. Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Axys, DPII will not:

                    (i) (A) create, incur or assume any long-term or short-term debt (including obligations with respect to capital leases), other than under revolving credit facilities existing as of the date of this Agreement or in connection with the acquisition of any real property, machinery, equipment or other capital assets with a purchase price not in excess of $25,000 in the aggregate or (B) assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) the obligations of any other Person, other than endorsing negotiable instruments in the Ordinary Course of Business;

                    (ii) (A) except as required by applicable law, increase the compensation of any DPII employee, other than in the Ordinary Course of Business, (B) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required by law or by any Plan to any DPII employee, whether past or present, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or commitment, or to any employment or consulting agreement with or for the benefit of any Person or (D) amend any Benefit Plan, other than as required by, or as necessary to comply with, applicable law or by any such Benefit Plan;

                    (iii) (A) sell, transfer or otherwise dispose of, or agree to sell, transfer, license, grant or otherwise dispose of any of DPII assets or properties except in the Ordinary Course of Business or (B) permit any Encumbrance on any of its asset or properties;

                    (iv) permit any insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies with similarly rated insurance companies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

                    (v) make any changes to the accounting methods, principles or practices applicable to DPII, except as required by GAAP;

                    (vi) permit any damage, destruction or casualty loss, whether covered by insurance or not, material to DPII's business taken as a whole;

                    (vii) make, pay, discharge or otherwise satisfy any claims, Liabilities or Encumbrances of DPII's business except in the Ordinary Course of Business;

                    (viii) through negotiation or otherwise, make any commitment or incur any Liability with respect to make any capital expenditure or commitment or additions to DPII's assets and properties except for capital expenditures made in the Ordinary Course of Business and that do not exceed Twenty-Five Thousand Dollars ($25,000);

                    (ix) enter into any other agreements, commitments or transactions, except (A) agreements, commitments or transactions made in the Ordinary Course of Business or (B) operating leases in an amount not to exceed in the aggregate $10,000 per month on a cumulative basis;

                    (x) create, organize or otherwise establish any new subsidiary or other entity;

                    (xi) take or omit to take any action in violation or contravention of any provision of Section 4.27 above or any other representation or warranty hereunder;

                    (xii) fail to perform in a timely manner any of DPII's obligations under any contracts to which DPII is a party;

                    (xiii) settle any material Tax audit, make or change any material Tax election or file any amended income or other material Tax Return;

                    (xiv) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or accelerate the vesting schedule of any options or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible shares, except for employee stock options offered, subject to approval of DPII's Board following the Closing, to new employees of DPII in the Ordinary Course of Business; provided, that in no event shall the aggregate number of shares of common stock of DPII so offered exceed 20,000 shares;

                    (xv) declare, set aside or pay any dividend or other distribution or make or agree to make any distribution or payment in respect of its capital stock or redeem, purchase or otherwise acquire or agree to acquire any of its capital stock;

                    (xvi) hire or retain (or offer to hire or retain) any employee or consultant with total annual expected compensation (including bonus potential) in excess of $100,000, fire, terminate or otherwise discharge any such employee or consultant or enter into any employment, consulting or similar agreement;

                    (xvii) allow Mergersub to operate any business; or

                    (xviii)agree, whether in writing or orally, whether formally or informally, to engage in any of the actions described in this Section 7.3(a).

             (b) Investigation by Axys. DPII shall allow Axys, at its own expense during regular business hours, or otherwise with the consent of DPII (which consent shall not be unreasonably withheld), to make such inspection of DPII and DPII's business and to inspect (and, if applicable, make copies of) Books and Records, offices and other facilities of DPII as requested by Axys and necessary for or related to the operation of DPII's business, including historical financial information, concerning DPII's business.

        7.4 Covenants of DPII and Mergersub.

        Prior to the Closing Date, each of DPII and Mergersub covenants to act as follows:

             (a) Consents. As soon as practicable, DPII and Mergersub will commence all reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete consummation of the transactions contemplated hereby by the Closing Date.

             (b) Compliance with Laws. DPII and Mergersub shall comply with all laws and regulations which are applicable to them where failure so to comply would have a Material Adverse Effect on DPII's or Mergersub's ability to consummate the transactions contemplated hereby and to perform any of their respective obligations under this Agreement.

             (c) Continued Truth of Representations and Warranties. Neither DPII nor Mergersub will take any actions which would result in any of its representations, warranties, covenants and agreements set forth in this Agreement to be untrue, incorrect, unsatisfied or otherwise changed in any material respect at any time.

             (d) Cooperation. DPII and Mergersub shall cooperate fully with the Company and Axys, and shall provide the Company and Axys with such assistance as the Company and Axys may reasonably request, for the purpose of facilitating the performance by the Company and Axys of their respective obligations under this Agreement.

                                  ARTICLE VIII

                    ACTIONS BY THE PARTIES AFTER THE CLOSING

        8.1 Survival of Representations, Warranties, Etc.

        Except as provided in Article IX, the representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to this Agreement and the indemnification with respect thereto shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by any Person of the assets, business, operations or condition (financial or otherwise) of the Company or DPII or any other Person and thereafter the representations and warranties shall continue to survive in full force and effect for a period of twenty-four (24) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.12, Section 3.14, Section 4.1, Section 4.2, Section 4.12 and Section 4.14 shall continue to survive indefinitely after the Closing Date; and (ii) the representations and warranties in Sections 3.13, 3.20 and 3.24 and



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Sections 4.13, 4.20 and 4.24 shall continue to survive after the Closing Date until the date that is 90 days after the expiration of the applicable statute of limitations.

        8.2 Indemnification.

             (a) By Axys. Axys shall indemnify, defend and hold harmless DPII, the Surviving Corporation and their respective Affiliates, officers, directors, employees, agents, successors and assigns (collectively the "DPII Group") from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses not reimbursed by insurance, including without limitation, interest, penalties, costs of mitigation, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty, or the inaccuracy of any representation, made by the Company or Axys to DPI in or pursuant to this Agreement, or in the ancillary agreements delivered in connection with the transactions contemplated in this Agreement, (ii) any failure by Axys or the Company to perform or comply with any covenant or agreement that is required to be performed or complied with by Axys or the Company prior to the Closing, (iii) the operation of the Business (including any act, omission or contract violation) or the ownership of any of the Company Assets and Properties prior to the Closing Date, specifically excluding any trade payables and other Ordinary Course of Business Liabilities and specifically including Liabilities resulting from any Proceeding arising from acts or omissions occurring before the Closing Date, (iv) Proceedings, if any, set forth in the Disclosure Schedule, (v) Akkadix Claims, (vi) the events, circumstances, and conditions described in Section 3.20 of the Disclosure Schedule to the extent they result in actual or alleged violations of Environmental Laws, and (vii) any Environmental Notice, pollution or threat to human health or the environment or any alleged violation of Environmental Law that is related in any way to Axys' or the Company's, or any other owner's or operator's management, use, control, ownership or operation of the Company Assets or Properties or the Business (including, without limitation, all on-site and off-site activities involving Materials of, from or relating to the Business or the Company Assets and Properties), and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not such matters are described in Section 3.20 of the Disclosure Schedule. For the purposes of this
Section 8.2, the term "Akkadix Claims" shall mean any Proceedings by Akkadix or its Affiliates against the Company based on the intellectual property rights licensed by Axys or its Affiliates to Akkadix or its Affiliates, but excluding any aspect of such Proceedings, and any Damages in such Proceedings, that are based on actions or activities of the Company after the Closing that constitute a breach of the License Agreement.

             (b) By DPII. DPII shall indemnify, reimburse, defend and hold harmless Axys and their respective officers, employees, agents, successors and assigns (collectively, the "Axys Group") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by DPII or Mergersub to Axys in or pursuant to this Agreement, (ii) any failure by DPII or Mergersub to perform or comply with any covenant or



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agreement that is required to be performed or complied with by DPII or Mergersub prior to the Closing, (iii) the operation of the Business (including any act, omission or contract violation) or the ownership of any of the Company Assets and Properties after the Closing Date, except for (A) obligations relating to products and services delivered by the Company before the Closing Date and (B) the Akkadix Claims, (iv) costs, liabilities, and expenses incurred by Axys in connection with satisfying any guarantees by Axys of contractual obligations of the Company to be performed after the Closing Date set forth in Section 3.19 of the Disclosure Schedule, except for obligations relating to products and services delivered by the Company before the Closing Date, (v) the events, circumstances, and conditions described in Section 4.20 of the Disclosure Schedule to the extent they result in actual or alleged violations of Environmental Laws, and (vi) any Environmental Notice, pollution or threat to human health or the environment or any alleged violation of Environmental Law that is related in any way to DPII's, or any other owner's or operator's management, use, control, ownership or operation of DPII Assets or Properties or the DPII Business (including, without limitation, all on-site and off-site activities involving Materials of, from or relating to the DPII Business or the DPII Assets and Properties), and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not such matters are described in Section 4.20 of the DPII Disclosure Schedule.

        (c) Defense of Claims. If any Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party has been materially prejudiced by such failure to give timely notice. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Proceeding or (ii) the named parties to such Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would materially adversely affect the conduct of business. Notwithstanding the foregoing, the indemnified party may not withhold consent if such compromise or settlement includes an unconditional release of claims against the indemnified party. If (i) the indemnifying party fails to assume the defense of such Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Proceeding include both the indemnifying party and the



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indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

        Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Proceeding under this Section 8.2.

        The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section
8.2 as such expenses become due.

             (d) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

             (e) Limitation on Indemnification.

                    (i) Axys shall have no liability to any member of the DPII Group, and DPII shall have no liability to any member of the Axys Group, for amounts payable pursuant to their respective indemnification obligations in
Section 8.2 (other than with respect to the breach of any covenant or agreement set forth in Section 3.12) until the total of all such Damages incurred by the indemnified party exceeds *** in the aggregate (the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages including the Threshold Amount.



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                                       66
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                    (ii) Axys shall have no liability to the DPII Group, and
DPII shall have no liability to the Axys Group, pursuant to their respective indemnification obligations in this Section 8.2 (a)(i) and (ii) or Section 8.2(b)(i) and (ii), as applicable, to the extent that the total of all such Damages (subject to the threshold requirements set forth in Section 8.2(e)(i) above) paid by the indemnifying party pursuant to such indemnification obligations exceeds *** *** in the aggregate.

                    (iii) Notwithstanding anything to the contrary contained herein, the limitation on Axys' and DPII's indemnification obligation in Section 8.2(e) shall not apply to any fraud, or intentional breach by Axys or the Company, or by DPII, as the case may be, of any representation, warranty, covenant or agreement of such party.

                    (iv) Notwithstanding anything to the contrary contained herein, for purposes of determining Damages and the accuracy in or breach of the representations or warranties referred to in Section 8.2(a) or (b) and indemnification thereunder, references to "Material Adverse Effect", "materiality" (and other forms of materiality qualifiers (together "Materiality Terms")) shall not be applicable. As so construed, no indemnification for Damages for any representation or warranty containing a Materiality Term under
Section 8.2(a) or (b) shall be required unless the untruth or breach of any representation or warranty applied without the relevant Materiality Terms results in Damages of *** or more; provided, however, that where a number of such Damages are each individually less than *** , but the aggregate of such Damages exceeds *** and all such Damages are based upon, arise from or are attributable to the same set of facts or circumstances, such Damages shall be aggregated for the purposes of this sentence.

        (f) Indemnity Escrow Account. The Indemnity Escrow Amount shall be maintained in the escrow account until the first year anniversary of the Closing Date (the "Escrow Period") for the purpose of satisfying claims by DPII for indemnification under this Section 8.2 and Article IX of this Agreement. Upon expiration of the Escrow Period, and subject to the terms of this Section 8.2 and Article IX and the Indemnity Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to Axys the balance, if any, remaining in the escrow account. If, upon expiration of the Escrow Period, DPII shall have asserted a claim for indemnity in accordance with this Section 8.2 and Article IX or Section 2.13 of this Agreement and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow a number of shares of DPII Common Stock with a Fair Market Value (as defined in Section 8.2(g) below) equal to the value of the asserted claim until such matter is resolved. In the event that DPII is entitled to indemnification under this
Section 8.2, or Article IX, as applicable, DPII's first recourse for indemnification shall be the Indemnity Escrow Amount pursuant to the terms of this Agreement and the Indemnity Escrow Agreement. After the Indemnity Escrow Amount is exhausted or the Indemnity Escrow Agreement is terminated,


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DPII shall be entitled to seek indemnification under this Section 8.2 or Article
IX directly from Axys, subject to the limitations set forth in this Section 8.2 or Article IX, as applicable. In such event, as DPII's recourse for unsatisfied Damages owed to DPII, and unless otherwise agreed to in writing by Axys and DPII, Axys shall surrender to DPII for cancellation as promptly as practicable such number of shares of DPII Common Stock with a Fair Market Value equal to the value of the remaining unsatisfied Damages owed to DPII. Without limiting the generality of the foregoing for purposes of illustration, if it is determined that DPII is entitled to indemnification by Axys for *** in Damages (which amount has not been previously satisfied out of the Indemnity Escrow Amount) and the Fair Market Value of DPII Common Stock is $8.00 per share of DPII Common Stock, then in satisfaction of the remaining Damages owed to DPII by Axys, Axys shall surrender to DPII for cancellation *** shares of DPII Common Stock as promptly as practicable.

             (g) Share Adjustment Mechanism. In the event that Axys is entitled to indemnification under Article VIII, Axys' recourse for the satisfaction of Damages (subject to the limitations contained in this Section 8.2) owed to Axys shall be as provided in this Section 8.2(g). Unless otherwise agreed to in writing by Axys and DPII, DPII shall issue to Axys as promptly as practicable such number of shares of DPII Common Stock with a Fair Market Value equal to the value of the unsatisfied Damages owed to Axys. In the event that DPII has an insufficient number of authorized shares of DPII Common Stock to fulfill its obligations hereunder, DPII shall take all necessary actions as promptly as practicable to increase its authorized shares of DPII Common Stock in order to fulfill its obligations hereunder. For the purposes of this Section 8.2(g) and
Section 8.2(f), the "Fair Market Value" per share of DPII Common Stock shall be determined as follows: (i) if traded on a securities exchange or through NASDAQ-NMS, the Fair Market Value shall be deemed to be the average of the closing price of such share on such exchange over the twenty (20) day period ending three (3) days prior to the date on which the shares are delivered to Axys or DPII, as the case may be; or (ii) if there is no active public market, the Fair Market Value shall be deemed to be the per share price at which the Company sold shares of its capital stock in its most recent equity financing negotiated on an arms'-length basis. Tax Indemnity Not Covered. Notwithstanding anything to the contrary herein, Sections 8.1 and 8.2 (other than Section 8.2(f)) shall have no application with respect to the indemnification for Taxes, which shall be covered exclusively by the provisions of Article IX.

        8.3 [reserved]

        8.4 Further Assurances.

        In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party

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                                       68
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reasonably may request, all the sole cost and expense of the requesting party
(unless the requesting party is entitled to indemnification therefor under this Article VIII).

        8.5 Audited Financials.

        Axys shall cooperate in all respects with the preparation by the Company of a GAAP balance sheet as of December 31, 1999 and shall use its best efforts to cause Ernst & Young LLP to cooperate with the audit thereof. The parties agree to endeavor to cause such audit to be completed by April 25, 2000. Axys shall also cooperate in all respects with the preparation by the Company of GAAP balance sheets for the Business as of December 31, 1998 and December 31, 1997, and statements of income and of cash flows for the Business for the years ended December 31, 1999, 1998 and 1997, and shall use its best efforts to cause Ernst &Young LLP to cooperate with the audit thereof. The parties agree to endeavor to cause such audit to be completed by April 25, 2000. Axys shall also use its best efforts to cause Ernst & Young to make available its work papers with respect to both such audits to the Company and its (post-Closing) auditors upon request, at any time or from time to time until December 31, 2004. Axys shall cooperate and shall use its best efforts to cause Ernst & Young LLP to cooperate with DPII in connection with DPII's use of such financial statements in filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. It is anticipated that such cooperation shall include the execution and delivery of consents, representation letters and other customary documents and undertakings reasonably related thereto.

        8.6 Payments Received.

        Axys and DPII each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all receipts.

                                   ARTICLE IX

                               CERTAIN TAX MATTERS

        9.1 Not Tax Free.

        The parties intend the Merger not to be a tax-free reorganization under
Section 368 of the Code. Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger. This Agreement is not a plan of reorganization under Section 368 of the Code. At the request of DPII, Axys shall cooperate in making an election under Section 338(h)(10) of the Code and any comparable provisions of state law (the "Section 338(h)(10) Election").



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        9.2 Allocation of Merger Consideration.

        DPII shall provide to Axys on or before the date that is 150 days after the Closing Date, a proposed allocation of the Merger Consideration for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of the Company. Axys and DPII shall agree upon a final allocation of such consideration (the "Final Allocation") on or before the date that is 180 days after the Closing Date. Axys and DPII shall cooperate in developing the Final Allocation, and any dispute with respect thereto shall be resolved pursuant to Section 9.11. The parties agree that, for the purposes of calculating the Final Allocation, the value of the DPII Common Stock shall be deemed to be $8.00 per share.

        9.3 Forms.

        DPII shall prepare, and Axys shall cooperate in drafting and making final, all forms (including IRS Form 8023), together with required attachments thereto, required for making the Section 338(h)(10) Election (the "Election Forms"), and any dispute with respect thereto shall be resolved pursuant to
Section 9.11. The Election Forms shall be timely filed by DPII with the proper Taxing Authorities; provided, however, that Axys shall be responsible for filing any Election Form(s) that must be filed by Axys with its Tax Returns.

        9.4 Modification; Revocation.

        DPII and Axys each agrees that it shall not, and shall not permit any of its Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election following the filing of the Election Forms without the written consent of DPII or Axys, as the case may be.

        9.5 Consistent Treatment.

        DPII and Axys shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable Tax law.

        9.6 Expenses Resulting from Section 338(h)(10) Elections.

        DPII and its Affiliates (including the Company following the Closing), on the one hand, and Axys and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election.

        9.7 Tax Sharing Agreements.

        Any Tax sharing agreements, arrangements or contracts of any kind (whether written or oral) between the Company and any other Person shall be terminated effective as of the Closing Date.


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        9.8 Tax Indemnity.

             (a) Notwithstanding any other provisions of this Agreement, from, and after the Closing Date, Axys shall be liable to, and shall indemnify and hold harmless, DPII, the Company and their respective officers, directors, Affiliates and assigns from and against the following amounts: (i) Taxes imposed on or attributable to the Company with respect to taxable years or periods ending on or before the Closing Date (including, without limitation, any income taxes arising as a result of any Section 338(h)(10) Election); (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), Taxes imposed on or attributable to the Company which are allocable, pursuant to Section 9.8(c), to the portion of such Straddle Period ending on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"); (iii) Taxes imposed on any member of any affiliated group with which Axys and/or the Company file or have filed a Tax Return on a consolidated, combined or unitary basis for any taxable year or period beginning before the Closing Date; (iv) Taxes required to be paid or reimbursed by Axys under Section 9.8(d) (to the extent such Taxes have not been paid by Axys); (v) Taxes imposed on the DPII or the Company as a result of an inaccuracy or breach of the representations and warranties set forth in Section 3.24 or a breach of the covenants contained in this Article IX, without duplication; and (vi) Taxes or other payments required to be made after the date hereof by the Company to any Person under any Tax sharing, indemnity or allocation agreement entered into before the Closing Date (whether oral or written).

             (b) Notwithstanding any other provisions of this Agreement to the contrary, from and after the Closing Date, DPII shall be liable for and shall indemnify Axys and its officers, directors, Affiliates and assigns from and against the following amounts: (i) Taxes imposed on or attributable to the Company which are allocable, pursuant to Section 9.8(c), to the portion of any Straddle Period beginning after the Closing Date and (ii) Taxes imposed on or attributable to the Company, or for which the Company may otherwise be liable, for any taxable period that begins after the Closing Date.

             (c) In order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Taxing Authority to treat, for all purposes, the Closing Date as the last day of the taxable year or period of the Company, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this
Section 9.8(c). In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period of the Company with respect to Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the Interim Period shall be:

                    (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be



                                       71
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payable if the taxable year or period ended on the Closing Date (except that (1)
exemptions, allowances and deductions such as depreciation deductions calculated on an annual basis shall be prorated between the Interim Period and the remainder of the Straddle Period and (2) solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                    (ii) in the case of Taxes not described in clause (i) above that are imposed on a period basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire relevant period.

             (d) Axys shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.

        9.9 Mutual Cooperation.

        As soon as practicable, but in any event within 30 days after either Axys' or DPII's request, DPII shall, or shall cause the Company to, deliver to Axys or Axys shall deliver to DPII, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any Taxing Authorities with respect to any Tax Returns or taxable periods, or to otherwise enable Axys, DPII or the Company to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, DPII and Axys shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request and at such other party's sole cost and expense, copies of any and all information, books and records referred to in this Section 9.9. After such five-year period, DPII or Axys may dispose of such information, books and records, provided that prior to such disposition, DPII or Axys shall give the other party the opportunity to take possession of such information, books and records at such other party's sole cost and expense.

        9.10 Contests.

        Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Axys is or may be liable under this Agreement, DPII shall, if informed of such an assertion, inform Axys within five business days, and Axys shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Axys may be liable under the Agreement, except that DPII shall have



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the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings or settlement materially affect the amount of Taxes imposed on the Company for periods beginning after the Pre-Closing Date. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which DPII is or may be liable under this Agreement, Axys shall, if informed of such an assertion, inform DPII within five business days, and DPII shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except that Axys shall have the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings or settlement materially affect the amount of Taxes for which Axys is or may be liable under this Agreement.

        9.11 Resolution of Disagreements Between Axys and DPII.

        If either Axys or DPII disagrees as to the amount of Taxes for which it may be liable under this Agreement or Axys and DPII are unable to agree as to the Final Allocation, the parties shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the "Consultation Notice"). If any such point of disagreement cannot be resolved within 60 days of the date of the Consultation Notice, or in the case of the Final Allocation, within the 45-day period required by Section 9.2, as appropriate, Axys and DPII shall within ten days after such period jointly select a nationally recognized independent public accounting or law firm which has not, except pursuant to this Section 9.11, performed any services since January 1, 1998, for Axys or DPII or their respective Affiliates, to act as an arbitrator to resolve, within 60 days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such firm at the time of its selection. If the parties cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms to select such firm within five business days of the end of such ten-day period. Any such resolution shall be conclusive and binding on DPII and Axys. The fees of such independent public accountants or law firm shall be divided equally between Axys and DPII, and DPII shall (and shall cause the Company to) provide to such firm full cooperation. Such firm shall be instructed to reach its conclusion regarding the dispute within 60 days of its selection.

        9.12 Survival of Obligations.

        The obligations of the parties set forth in this Article IX shall be unconditional and absolute, and shall remain in effect until 90 days after the expiration of the applicable statutes of limitations.



                                    ARTICLE X

                                  MISCELLANEOUS



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        10.1 Termination.

             (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

                    (i) by the mutual consent of Axys and DPII;

                    (ii) by either Axys or DPII in the event the Closing has not occurred on or before May 15, 2000 (the "Termination Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply with the agreements and covenants contained herein to be performed by such party on or before the Termination Date; or

                    (iii) by either Axys or DPII in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

             (b) In the event of the termination and abandonment of this Agreement by Axys or DPII pursuant to Section 10.1(a), written notice thereof shall forthwith be given to the other parties. If the transactions contemplated by this Agreement are terminated as provided herein, no party to this Agreement will have any liability under this Agreement to any other except for any willful breach of any provision of this Agreement; and Sections 7.1(d) (confidentiality), 10.2 (notices), 10.11 (jurisdiction and forum), and 10.12 (expenses) shall survive and shall remain in full force and effect.

        10.2 Notices.

        All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

        IF TO AXYS, TO:

               Axys Pharmaceuticals, Inc.
               180 Kimball Way
               South San Francisco, CA 94080
               Facsimile No: (650) 829-1067
               Attention:    William J.  Newell, Esq.

        WITH COPIES TO:

               Cooley Godward, LLP

               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306-2155
               Facsimile No.: (650) 849-7400
               Attention: Alan C. Mendelson, Esq.

        IF TO DPII OR MERGERSUB, TO:

               Discovery Partners International, Inc.
               9640 Towne Centre Drive
               San Diego, CA 92121
               Facsimile No: (858) 455-8088
               Attention: Chief Executive Officer

        WITH COPIES TO:

               Brobeck, Phleger & Harrison LLP
               12390 El Camino Real
               San Diego, CA 92130
               Facsimile No.: (858) 720-2555
               Attention: Hayden Trubitt, Esq.

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 10.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        10.3 Entire Agreement.

        This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto; provided, that all prior non-disclosure/non-use agreements are not superseded, and remain in effect in addition to the provisions hereof.

        10.4 Waiver.

        Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        10.5 Amendment.

        This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        10.6 No Third Party Beneficiary.

        The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 8.2 or Article IX.

        10.7 No Assignment; Binding Effect.

        Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Section 8.2 or Article IX may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        10.8 Headings.

        The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        10.9 Severability.

        If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

        10.10 Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

        10.11 Consent to Jurisdiction and Forum Selection.

        The parties hereto agree that all actions or proceedings arising in connection with this Agreement (as to proceedings initiated by Axys) shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The parties hereto agree that all actions or proceedings arising in connection with this Agreement (as to proceedings initiated by DPII or Mergersub) shall be initiated and tried exclusively in the State and Federal courts located in the County of San Francisco, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section
10.11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California (as to proceedings initiated by Axys) or in the County of San Francisco, State of California (as to proceedings initiated by DPII or Mergersub) shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 10.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

        10.12 Expenses.

        Except as otherwise provided in this Agreement, Axys shall pay the expenses and costs of Axys and the Company and DPII shall pay the expenses and costs of DPII and Mergersub, respectively, incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

        10.13 Construction.

        No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

        10.14 Counterparts.

        This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                           [SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, each by a duly authorized officer, as of the date first above written.

                                       DISCOVERY PARTNERS INTERNATIONAL, INC., a
                                       California corporation

                                       By:  /s/ Riccardo Pigliucci
                                          ------------------------------------
                                            Name:      Riccardo Pigliucci
                                            Title:   Chairman and CEO

                                       DPII NEWCO, LLC,
                                       a Delaware limited liability company

                                       By:  /s/ Riccardo Pigliucci
                                          ------------------------------------
                                            Name:      Riccardo Pigliucci
                                            Title:   Chairman and CEO

                                       AXYS ADVANCED TECHNOLOGIES, INC.,
                                       a Delaware corporation

                                       By:  /s/ William J. Newell
                                          ------------------------------------
                                            Name:      William J. Newell
                                            Title:   Vice President

                                       AXYS PHARMACEUTICALS, INC., a Delaware
                                       corporation

                                       By:  /s/ John P. Walker
                                          ------------------------------------
                                            Name:      John P. Walker
                                            Title:   Chairman and CEO

                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION


To be mutually agreed upon by the parties prior to the Closing.

                                    EXHIBIT B

                                 PROMISSORY NOTE


$___________________                                       San Diego, California
                                                           _______________, 200_

        For value received, the undersigned hereby promises to pay to __________________, or order (the "Holder") at 9640 Towne Center Drive, San Diego, California, the principal amount of _____________________ Dollars ($______________), plus interest accrued thereon.

        This Promissory Note shall bear interest at a rate of 8 percent per annum, compounded annually, until due (upon maturity or acceleration), and after it is due (upon maturity or acceleration) shall bear interest at 10 percent per annum, compounded annually.

        Accrued interest shall be due and payable, annually in arrears, on each anniversary of the date of this Promissory Note until payment in full and shall be calculated on the basis of a 360-day year for the actual number of days elapsed. All principal and remaining accrued interest shall be due and payable in a lump sum on the third anniversary of the date of this Note.

        This Promissory Note may be prepaid at any time, without premium or penalty; provided, that any such prepayment must be of the entire principal amount plus all accrued interest.

        Upon the happening of any of the following events, Holder may, at its option, declare immediately due and payable the entire unpaid principal amount of this Promissory Note, together with all interest thereon, plus any other amounts payable at the time of such declaration pursuant to this Promissory Note; provided, that in the case of a default under clause (1) or (2), all amounts shall be automatically due and payable. Such events are the following:
(1) the maker of this Promissory Note ("Maker") shall admit in writing its inability to pay his debts as they become due, shall make a general assignment for the benefit of creditors or shall file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or (2) an involuntary petition shall be filed against Maker under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors unless such petition shall be dismissed or vacated within sixty (60) days of the date thereof; (3) Maker shall fail to make any payment of principal, interest or any other amounts payable hereunder when due; or (4) Maker shall have closed its initial underwritten public offering of its common stock pursuant to a registration statement under the Securities Act of 1933, as amended.

        The acceptance by Holder of any payment hereunder which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to accelerate at that time or any subsequent time or nullify any prior acceleration without the express consent of Holder.

        The Maker of this Promissory Note waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Promissory Note, and expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time and consents to the acceptance of security, if any, or the release of security, if any, from this Promissory Note, all without in any way affecting the liability of the Maker.

        The right to plead any and all statutes of limitations as a defense to any demand on this Promissory Note, or any instrument securing this Promissory Note, or any and all obligations or liabilities arising out of or in connection with this Promissory Note, is expressly waived by Maker to the fullest extent permitted by law.

        No extension of the time for the payment of this Promissory Note, or any installment hereof, made by agreement by the Holder hereof with any person now or hereafter liable for the payment of this Promissory Note shall affect the original liability under the terms of this Promissory Note by Maker even if it is not a party to such agreement.

        If Holder should institute collection efforts, of any nature whatsoever, to attempt to collect any and all amounts due hereunder upon the default of Maker, Maker shall be liable to pay to Holder immediately and without demand all reasonable costs and expenses of collection incurred by Holder, including without limitation reasonable attorneys fees, whether or not suit or other action or proceeding be instituted and specifically including but not limited to collection efforts that may be made on appeal or through a bankruptcy court, and all such sums shall be fully secured by all instruments, if any, securing this Promissory Note.

        The provisions of this Promissory Note are intended by Maker to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Promissory Note or any part thereof.

        This Promissory Note shall be governed by and construed and interpreted in accordance with the internal laws of the State of California.

        The provisions of this Note shall inure the benefit of and be binding on any successor to Maker and shall extend to any holder hereof.

                                       DISCOVERY PARTNERS INTERNATIONAL,
                                       INC.

                                       By:
                                          -----------------------------------
                                       President

                                    EXHIBIT C

                           AXYS PHARMACEUTICALS, INC.

                              OFFICER'S CERTIFICATE


        I, William J. Newell, Senior Vice President of Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in my capacity as an officer of the Company and not in any individual or personal capacity, in connection with the merger of DPII Newco, LLC ("Newco") with and into Axys Advanced Technologies, Inc. ("ATT"), pursuant to Section 2.14(b)(xiv) of the Agreement and Plan of Merger, dated as of April 11, 2000, by and among the Company, AAT, Newco, and Discovery Partners International, Inc. (the "Agreement"), do hereby certify that:

        1. No legal action, suit or proceeding is pending or threatened which seeks to restraion or prohibit the transactions contemplated by the Agreement on the date hereof.

        2. The representations and warranties of the Company contained in the Agreement were true and correct on the date of the Agreement and are true and correct on the date hereof as if made on the date hereof (except for representations given as of a specific date, which representations are true and correct as of such date).

        3. The Company has performed all covenants and agreements contained in the Agreement which are required to be performed by the Company on or before the date hereof.

        All capitalized terms not otherwise defined herein have the meanings assigned to those terms in the Agreements.



                 [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of April, 2000.

                                       AXYS PHARMACEUTICALS, INC.

                                       By:
                                          ------------------------------------
                                            William J. Newell
                                            Senior Vice President

                        AXYS ADVANCED TECHNOLOGIES, INC.

                              OFFICER'S CERTIFICATE


        I, William J. Newell, Secretary of Axys Advanced Technologies, Inc., a Delaware corporation (the "Company"), in my capacity as an officer of the Company and not in any individual or personal capacity, in connection with the merger of DPII Newco, LLC ("Newco") with and into the Company pursuant to
Section 2.14(b)(xiv) of the Agreement and Plan of Merger, dated as of April 11, 2000, by and among the Company, Axys Pharmaceuticals, Inc., Newco, and Discovery Partners International, Inc. (the "Agreement"), do hereby certify that:

        1. No legal action, suit or proceeding is pending or threatened which seeks to restraion or prohibit the transactions contemplated by the Agreement on the date hereof.

        2. The representations and warranties of the Company contained in the Agreement were true and correct on the date of the Agreement and are true and correct on the date hereof as if made on the date hereof (except for representations given as of a specific date, which representations are true and correct as of such date).

        3. The Company has performed all covenants and agreements contained in the Agreement which are required to be performed by the Company on or before the date hereof.

        All capitalized terms not otherwise defined herein have the meanings assigned to those terms in the Agreements.



                 [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of April, 2000.

                                       AXYS ADVANCED TECHNOLOGIES,
                                       INC.

                                       By:
                                          ------------------------------------
                                           William J. Newell
                                           Senior Vice President

                                    EXHIBIT D

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                              OFFICER'S CERTIFICATE


        I, Jack Fitzpatrick, [SECRETARY AND CHIEF FINANCIAL OFFICER] of Discovery Partners International, Inc., a Delaware corporation (the "Company"), in my capacity as an officer of the Company and not in any individual or personal capacity, in connection with the merger of DPII Newco, LLC ("Newco") with and into Axys Advanced Technologies, Inc. ("ATT"), pursuant to Section 2.14(c)(xiii) of the Agreement and Plan of Merger, dated as of April ___, 2000, by and among the Company, AAT, Newco, and Axys Pharmaceuticals, Inc. (the "Agreement"), do hereby certify that:

        1. No legal action, suit or proceeding is pending or threatened which seeks to restrain or prohibit the transactions contemplated by the Agreement on the date hereof.

        2. The representations and warranties of the Company contained in the Agreement were true and correct on the date of the Agreement and are true and correct on the date hereof as if made on the date hereof (except for representations given as of a specific date, which representations are true and correct as of such date).

        3. The Company has performed all covenants and agreements contained in the Agreement which are required to be performed by the Company on or before the date hereof.

        All capitalized terms not otherwise defined herein have the meanings assigned to those terms in the Agreements.



                 [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of April, 2000.

                                       DISCOVERY PARTNERS
                                       INTERNATIONAL, INC.

                                       By:
                                          ------------------------------------
                                       Jack Fitzpatrick
                                       [SECRETARY AND
                                       CHIEF FINANCIAL OFFICER]